As filed with the Securities and Exchange Commission on August 9, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MILLIPORE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS	04-2170233
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

290 Concord Road

Billerica, Massachusetts 01821

(978) 715-4321

(Address, including Zip Code, and Telephone Number, including Area Code of Principal Executive Offices)

Jeffrey Rudin, Esq.

General Counsel

Millipore Corporation

290 Concord Road

Billerica, Massachusetts 01821

(978) 715-4321

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Please send copies of all communications to:

Craig E. Marcus, Esq.

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

(617) 951-7000

Approximate date of commencement of proposed sale to the public:    From time to time after the effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to registered additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
3.75% Convertible Senior Notes Due 2026	$565,000,000	$565,000,000		$60,455	(1)
Common Stock, $1.00 par value per share, together with associated Common Stock purchase rights	(2)	N/A	(3)	—	(3)

(1)	Calculated pursuant to Rule 457(o) under the Securities Act.
(2)	There are being registered hereunder an indeterminate number of shares of common stock, $1.00 par value per share, together with associated common stock purchase rights, issuable upon conversion of the notes. The notes are convertible into cash and, if applicable, shares of common stock, as described herein. Initially, approximately 6,242,403 shares of common stock would be issuable upon conversion of the notes if the aggregate principal amount of the notes were settled in shares of common stock, at a conversion rate equal to 11.0485 shares per $1,000 principal amount of notes, which is subject to adjustment under certain circumstances. Pursuant to Rule 416 under the Securities Act of 1933, the common stock registered hereby also includes an indeterminate number of additional shares resulting from stock splits, dividends or similar transaction that may be issued to prevent dilution.
(3)	Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required in connection with the registration of common stock issuable upon conversion of the notes.

PROSPECTUS

MILLIPORE CORPORATION

$565,000,000 Aggregate Principal Amount of

3.75% Convertible Senior Notes Due 2026

and

Common Stock

Issuable Upon Conversion of the Notes

We issued $565,000,000 aggregate principal amount of 3.75% convertible senior notes due 2026 in a private placement in June 2006. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes (including associated common stock purchase rights). We will not receive any proceeds from this offering.

The notes mature on June 1, 2026. The notes bear interest at the rate of 3.75% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, starting on December 1, 2006, to holders of record at the close of business on the preceding May 15 and November 15, respectively.

The notes are convertible into cash and, if applicable, shares of our common stock, $1.00 par value per share, based on an initial conversion rate of 11.0485 shares per $1,000 principal amount of notes, only in the following circumstances: (i) if the closing price of our common stock reaches specified thresholds, (ii) if the trading price of the notes falls below specified thresholds, (iii) if specified distributions to holders of our common stock occur, (iv) if we call the notes for redemption or (v) during specified periods.

If we experience a fundamental change, as described in this prospectus, holders of the notes may require Millipore to repurchase all or a portion of their notes for cash, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding the fundamental change repurchase date.

The notes are senior unsecured obligations and rank equally with our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables.

Our common stock is quoted on the New York Stock Exchange under the trading symbol “MIL.” The last reported sale price of our common stock on the New York Stock Exchange on August 7, 2006 was $62.97.

Investing in the notes and the common stock into which the notes are convertible involves risk. See “ Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 9, 2006.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, A PROSPECTUS SUPPLEMENT OR AN AMENDMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, A PROSPECTUS SUPPLEMENT OR AN AMENDMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

Summary

This summary represents highlights of information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, including “Risk Factors” and our financial statement and notes to those financial statements, which are incorporated by reference, and other information appearing elsewhere or incorporated by reference in this prospectus.

Unless we indicate otherwise or the context otherwise requires, in this prospectus, “Millipore”, “we”, “us” and “our” refer to Millipore Corporation and its subsidiaries. Additionally, unless we indicate otherwise or the context otherwise requires, currency amounts are calculated using a U.S. dollar to Euro exchange rate of $1.00 to €0.8255 as in effect on April 1, 2006.

BUSINESS

Millipore is a leading global provider of products and services that improve productivity in biopharmaceutical manufacturing and in clinical, analytical and research laboratories. We are organized into two operating divisions. Our Bioprocess division helps our customers to optimize their manufacturing productivity, to ensure quality, and to scale up the production of therapeutic drugs, including biologics. We assist drug production during both pre-clinical development and manufacturing scale-up after drug approval. Our Bioscience division helps to optimize laboratory productivity and workflows. We offer a broad range of high-performance products and services based on membrane, chromatographic and other enabling technologies.

Millipore Corporation was formed as a Massachusetts corporation in 1954. Our corporate headquarters are located at 290 Concord Road, Billerica, Massachusetts 01821, and our telephone number at that location is 1-978-715-4321.

RECENT DEVELOPMENTS

On July 14, 2006, Millipore consummated its acquisition by merger of Serologicals Corporation (“Serologicals”) pursuant to the Agreement and Plan of Merger dated as of April 25, 2006 among Millipore, Serologicals and Charleston Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Millipore. As a result of the merger, Charleston Acquisition Corp. merged with and into Serologicals, the separate corporate existence of Charleston Acquisition Corp. ceased, and Serologicals has continued as the surviving corporation in the merger and as a wholly-owned subsidiary of Millipore. We financed the acquisition of Serologicals with a combination of cash on hand, the net proceeds from the initial offering of the notes, the net proceeds from the offering of our 5.875% senior notes due 2016 and borrowings under our revolving credit facilities.

Serologicals develops and commercializes consumable biological products, enabling technologies and services in support of biological research, drug discovery and the bioprocessing of life-enhancing products. Serologicals’ customers include major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, we believe Serologicals is a leading provider of monoclonal antibodies for the blood typing industry.

We view the acquisition of Serologicals as transformational to Millipore because we believe the combination will:

•	bring strategic value to both our Bioprocess and Bioscience divisions;

•	help us to accelerate our organic growth over the long-term by taking advantage of Serologicals’ demonstrated track record of bringing high-growth products to market;

•	provide important critical mass and size by diversifying and expanding our product offerings; and

•	provide access to high growth markets where Millipore does not currently have a presence.

THE OFFERING

Issuer	Millipore Corporation

Notes	$565 million aggregate principal amount of 3.75% Convertible Senior Notes due June 1, 2026.

Maturity	The notes will mature on June 1, 2026, unless earlier redeemed, repurchased or converted.

Interest Payment Dates

We will pay 3.75% interest per annum on the principal amount of the notes, payable semiannually in arrears on June 1 and December 1 of each year, starting on December 1, 2006, to holders of record at the close of business on the preceding May 15 and November 15, respectively. Interest will accrue on the notes from and including June 13, 2006 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

Contingent Interest

Contingent interest will accrue on the notes during each six-month period from and including an interest payment date to, but excluding, the next interest payment date, commencing with the six-month period beginning December 1, 2011, if the average trading price of the notes for the five consecutive trading day period (the “measurement period”) preceding the first day of such six-month period equals 120% or more of the principal amount of the notes. The rate of contingent interest payable in respect of any such six-month interest period will equal 0.175% of the average trading price of the notes over the measurement period that triggered the contingent interest payment.

Ranking

The notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. The notes are effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. As of April 1, 2006, we had no outstanding secured indebtedness (although our revolving credit facilities may become secured in the event of certain ratings downgrades) and our subsidiaries had approximately $463 million of indebtedness and other obligations. As of April 1, 2006, on a pro forma basis assuming we had completed the acquisition of Serologicals and the related debt offerings, we would have had approximately $1,708 million of outstanding indebtedness, which includes the notes, approximately $463 million of indebtedness of our subsidiaries that is guaranteed by us, $303 million in aggregate principal amount of our 5.875% senior notes due 2016, $100 million in aggregate principal amount of our 7.5% senior unsecured notes due 2007 and $130 million in aggregate principal amount of Serologicals’ 4.75% convertible senior subordinated debentures, which, following our acquisition of Serologicals, are convertible into approximately

$277 million in cash. As of April 1, 2006, the notes are structurally subordinated to approximately $463 million of indebtedness of our subsidiaries that is guaranteed by us and, assuming we had completed the acquisition of Serologicals by that date, to approximately $130 million in aggregate principal amount of Serologicals’ 4.75% convertible senior subordinated debentures, which, following our acquisition of Serologicals, are convertible into approximately $277 million in cash. See “Description of Notes—Ranking.”

Conversion Rights

The notes are convertible into cash and, if applicable, shares of our common stock, $1.00 par value per share, based on an initial conversion rate, subject to adjustment, of 11.0485 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $90.51 per share), only in the following circumstances and to the following extent:

•	the notes will be convertible during any calendar quarter after the calendar quarter ending September 30, 2006, if the closing sale price of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

•	the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during the note measurement period;

•	the notes will be convertible if we make certain distributions on our common stock or engage in certain transactions;

•	the notes will be convertible if we call the notes for redemption; and

•	the notes will be convertible at any time from, and including, November 1, 2011 to, and including, December 1, 2011 and at any time on or after June 1, 2024.

Upon conversion, holders will receive, per $1,000 principal amount being converted, a “settlement amount” that is equal to the sum of the “daily settlement amounts” for each of the 20 trading days during the “cash settlement averaging period.”

The “cash settlement averaging period” with respect to any note means the 20 consecutive trading-day period that begins on, and includes, the second trading day after the day the notes are tendered for conversion. The “daily settlement amount” for a given trading day consists of:

•	cash equal to the lesser of $50 and the “daily conversion value”; and

•	to the extent the daily conversion value exceeds $50, a number of shares equal to:

•	the excess of the daily conversion value over $50, divided by

•	the closing sale price of our common stock on that trading day.

We refer to the cash due upon conversion as the “principal return,” and we refer to the shares, if any, that are due upon conversion as the “net shares.” The “daily conversion value” on a given trading day means one-twentieth of the product of the applicable conversion rate and the closing sale price of our common stock on that trading day. A holder that surrenders notes for conversion in connection with a “make-whole fundamental change” that occurs before December 1, 2011 may in certain circumstances be entitled to an increased conversion rate. However, in lieu of increasing the conversion rate applicable to those notes, we may in certain circumstances elect to adjust the conversion rate and our related conversion obligation so that the notes will be convertible into shares of the acquiring company’s common stock, except that the principal return due upon conversion will continue to be payable in cash. See “Description of notes—Conversion Rights.”

Sinking Fund	None.

Redemption of Notes at our Option

On or after December 1, 2011, we may from time to time at our option redeem the notes, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date. See “Description of Notes—Redemption of Notes at Our Option.”

Purchase of Notes by us at the Option of the Holder

On each of December 1, 2011, June 1, 2016 and June 1, 2021, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. See “Description of Notes—Purchase of Notes by Us at the Option of the Holder.”

Right of Holder to Require Us to Repurchase Notes if a Fundamental Change Occurs

If a fundamental change, as described in this prospectus, occurs, holders may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date. See “Description of Notes—Holders May Require Us to Repurchase their Notes Upon a Fundamental Change.”

Events of Default

If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any accrued and unpaid interest may become immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of Notes—Events of Default.”

Trading

The notes are not listed on any securities exchange or included in any automated quotation system. The notes issued in the private placement are eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc. The notes sold using this prospectus, however, will no longer be eligible for trading in The PORTAL Market. We do not intend to list the notes on any other national securities exchange or automated quotation system. No assurance can be given as to the liquidity of or trading market for the notes. Our common stock is quoted on The New York Stock Exchange under the symbol “MIL.”

Certain U.S. Federal Income Tax Considerations

We intend to treat the notes as “contingent payment debt instruments.” The indenture governing the notes provides that, by purchase of the notes, each holder and any beneficial holder of a note is deemed to have agreed to treat the notes as indebtedness and contingent payment debt instruments for U.S. federal income tax purposes, and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for U.S. federal income tax purposes will be 6.94%. Accordingly, each holder generally will be required to accrue interest on the notes on a constant yield to maturity basis at that rate, with the result that a holder generally will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a holder generally will be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or repurchase of the notes. In particular, a holder will recognize ordinary income upon a conversion of a note into our common stock equal to the excess, if any, of the cash received plus the value of the common stock received on the conversion over the holder’s adjusted tax basis in the note. If a holder purchases the notes at a premium or discount to the notes’ adjusted issue price at the time of purchase (measured with reference to the adjusted issue price of the notes, which is the issue price, increased for accrued interest and decreased by projected payments that relate to prior periods), the holder will be required to allocate the discount or premium to the daily portions of interest or projected payments over the remaining term of the notes. Such allocation will either increase (in the case of discount) or decrease (in the case of premium) taxable income for future periods. The proper U.S. federal income tax treatment of a holder of a note is uncertain in various respects. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from this offering.

Book-Entry Form

The notes were issued in book-entry-only form and are represented by one or more global certificates, without interest coupons, deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities. See “Description of Notes—Form, Denomination and Registration of Notes.”

For a more complete description of the terms of the notes, see “Description of Notes.” For a more complete description of our common stock, see “Description of Capital Stock.”

Risk Factors

Investing in the notes or our common stock involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus, you should carefully consider the risks described below before purchasing the notes or the common stock issued upon conversion of the notes. The following factors and the factors identified in the documents incorporated in this prospectus by reference, individually or in the aggregate, could cause our business, results of operations and financial condition to suffer or differ materially from expected and historical results or those discussed in any forward-looking statements. As a result, the trading price of the notes and our common stock may decline, and you might lose part or all of your investment.

RISKS RELATED TO THE NOTES AND THE COMMON STOCK

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of April 1, 2006, we had no outstanding secured indebtedness. In December 2005, we established a €430 million ($521 million) revolving credit facilities under which we and certain of our non-U.S. subsidiaries are borrowers, and in July 2006, we amended the revolving credit facilities to increase the maximum domestic borrowing amount and the combined maximum borrowing amount to $563 million (€465 million). In the event of certain ratings downgrades, these revolving credit facilities are required to be secured. As of April 1, 2006, certain of our non-U.S. subsidiaries had drawn €382 million ($463 million) on this revolving credit facility, and we had $563 million of total consolidated indebtedness outstanding. In addition, as of April 2, 2006, Serologicals had outstanding $130 million in aggregate principal amount of convertible debentures to which the notes are structurally subordinated to the extent of the assets of Serologicals. We expect that this indebtedness will be converted into approximately $277.3 million in cash by the holders thereof in accordance with the conversion features of these debentures. See “Description of Notes—Ranking.”

As of April 1, 2006, our total debt was $563 million. Of this amount, $100 million is due under our 7.5% senior unsecured notes in 2007 and approximately $463 million (€382 million) represents indebtedness of our subsidiaries under our revolving credit facilities that is guaranteed by us. We established our revolving credit facilities in December 2005 against which we can borrow in either the United States or Europe. As of April 1, 2006, on a pro forma basis assuming we had completed the acquisition of Serologicals and the related debt offerings, we would have had $1,708 million of total debt. This amount includes approximately $130 million in aggregate principal amount of outstanding convertible debentures originally issued by Serologicals, which are convertible into an aggregate of approximately $277.3 million in cash. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See “Description of Notes—Ranking.”

A significant amount of our operations is conducted through our subsidiaries, including Serologicals. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

If we are required to secure our outstanding indebtedness under the terms of our revolving credit facilities, we will also be required to secure our outstanding indebtedness under our 7.5% notes and our 5.875% senior notes and, as a result, the notes will become effectively junior to our revolving credit facilities, our 7.5% notes and our 5.875% senior notes to the extent of the assets securing such indebtedness.

On June 1, 2006 Standard & Poor’s Ratings Services, or S&P, announced that it had downgraded our corporate credit and senior unsecured debt ratings to BB+ from BBB as a result of our then-anticipated acquisition of Serologicals and the associated financings. On July 17, 2006, Moody’s Investors Service, or Moody’s, announced that it had assigned us a corporate family rating of Ba1, downgraded our 7.5% notes from Baa3 to Ba2 and affirmed its ratings of Baa3 to our revolving credit facilities and Ba2 to our 5.875% senior notes. Under the terms of our revolving credit facilities, as amended, if the debt rating assigned to our revolving credit facilities (or, if no such rating is published, our issuer rating) is downgraded to BB or lower by S&P and Ba2 or lower by Moody’s, we will be required to pledge, or cause to be pledged, the capital stock of certain of our domestic and foreign subsidiaries to secure our indebtedness under the revolving credit facilities. Further, if the debt rating assigned to our revolving credit facilities is downgraded to BB- or lower by S&P and Ba3 or lower by Moody’s, we will be required to grant a security interest in certain of our personal property and domestic real property to secure our indebtedness under the revolving credit facilities. In addition, the terms of our outstanding 7.5% notes and outstanding 5.875% senior notes each contain a covenant requiring that, in the event any of our indebtedness is secured, such senior notes shall be equally and ratably secured for so long as such security is given in respect of such other indebtedness. The notes do not contain a similar covenant. As a result, if our debt rating is downgraded and the terms of our revolving credit facilities and senior notes require that we secure the indebtedness outstanding thereunder, the notes will become effectively junior to our revolving credit facilities, our 7.5% notes and our 5.875% senior notes to the extent of the assets securing such indebtedness.

We may be prohibited from making certain payments under the notes in the event of certain defaults under our revolving credit facilities, including payments in respect of redemptions, repurchases at the option of the holder and payments upon conversion.

Our revolving credit facilities prohibit us from making payments for or on account of the purchase, redemption, retirement, acquisition cancellation or termination of the notes if certain defaults under those facilities exist immediately before or after the payment. Such defaults include, among others, payment defaults, representation, warranty or covenant defaults, defaults in the payment of certain judgments, defaults under certain financial covenants and certain cross-defaults to other indebtedness. See “Certain Other Indebtedness—Our Revolving Credit Facilities.”

For example, if one of these defaults occurs under our credit facilities, we may be prohibited from making certain payments on the notes, including payments upon conversion or redemption, unless we obtain the consent of the lenders under our credit facilities or repay or refinance the credit facilities. This includes repurchasing notes upon the exercise of holders’ rights to require us to repurchase their notes or upon a fundamental change, or the payment of the consideration due upon conversion of the notes. We may not be able to obtain any necessary consent of our lenders under the credit facilities or repay or refinance the credit facilities if it became necessary for us to do so in order for us to satisfy our obligations in respect of the notes. A failure to make payments under the notes when due, or to satisfy our conversion obligations upon a conversion of the notes, would constitute an event of default under the notes and could also trigger cross-defaults under the terms of our other indebtedness.

Volatility of the market price of our common stock may depress the trading price of the notes.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Since January 1, 2004, the trading price of our common stock on the New York Stock Exchange has ranged from a low of $42.50 per share to a high of $76.95 per share. Because the notes are potentially convertible, in part, into shares of our common stock in certain circumstances, volatility in the price of our common stock may depress the trading price of the notes. The risk of volatility and depressed prices of our common stock also applies to holders who receive shares of common stock upon conversion of their notes.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. In addition, sales of substantial amounts of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

These factors, among others, could significantly depress the trading price of the notes and the price of our common stock issued upon conversion of the notes.

The net share settlement feature of the notes may have adverse consequences.

The net share settlement feature of the notes, as described under “Description of Notes—Conversion Rights—Payment upon conversion,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the proceeds upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.

If the notes are convertible, upon conversion, holders will receive cash and, if applicable, shares of our common stock based on the sum of the “daily settlement amounts” described in this prospectus for the 20 consecutive trading days that begins on, and includes, the second trading day after the day the notes are tendered for conversion. We refer to this 20 trading day period as the “cash settlement averaging period.”

We will generally deliver the cash and, if applicable, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the cash settlement averaging period, which will be at least 21 trading days after the date holders tender their notes for conversion. In addition, because the consideration due upon conversion is based in part on the trading prices of our common stock during the cash settlement averaging period, any decrease in the price of our common stock after you tender your notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, because we must settle at least a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity.

The increase in the conversion rate applicable to notes that holders convert in connection with a make-whole fundamental change may not adequately compensate you for the lost option time value of your notes as a result of that fundamental change.

If a make-whole fundamental change occurs before December 1, 2011, we will under certain circumstances increase the conversion rate applicable to holders who convert their notes within a specified time frame. The amount of the increase in the conversion rate depends on the date on which the fundamental change becomes effective and the applicable price described in this prospectus. See “Description of Notes—Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of the fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if:

•	the make-whole fundamental change occurs on or after December 1, 2011;

•	the applicable price is greater than $170.00 per share or less than $64.65 per share (in each case, subject to adjustment); or

•	we elect, in the case of a “public acquirer fundamental change,” to change the conversion right in lieu of increasing the conversion rate.

Furthermore, a holder may not receive the additional consideration payable as a result of the increase in the conversion rate until the third business day after the effective date of the fundamental change, or even later, which could be a significant period of time after the date the holder has tendered its notes for conversion. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

We may not have the ability to raise the funds to pay interest on the notes, to purchase the notes on the purchase dates or upon a fundamental change or to pay the cash payment due upon conversion.

The notes bear interest semi-annually at a rate of 3.75% per year, and we, in certain circumstances, are obligated to pay additional interest and contingent interest. On each of December 1, 2011, June 1, 2016 and June 1, 2021, holders may require us to purchase, for cash, all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, that date. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, upon conversion of the notes, we must pay the principal return in cash. We may not have sufficient funds for any required repurchase of the notes or required payment of principal return or interest, and we may have to refinance our credit facilities in order to make payments under the notes. In addition, the terms of any borrowing agreements which we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a fundamental change. For example, the terms of our revolving credit facilities, as amended, provide that a change of control transaction involving us will constitute an event of default thereunder. These agreements may also make our repurchase of notes, or the cash payment due upon conversion of the notes, an event of default under such agreements. If we fail to pay interest on the notes, repurchase the notes or pay the cash payment due upon conversion when required, we will be in default under the indenture governing the notes. See “Description of Notes—Interest Payments,” “Description of Notes—Contingent Interest,” “Description of Notes—Purchase of Notes by Us at the Option of the Holder” and “Description of Notes—Holders May Require Us to Repurchase their Notes Upon a Fundamental Change.”

Increased leverage as a result of our recent debt offerings and other debt we have incurred to finance our acquisition of Serologicals may harm our financial condition and results of operations.

As of April 1, 2006, our total debt was $563 million. As of April 1, 2006, on a pro forma basis assuming we had completed the acquisition of Serologicals and the related debt offerings, we would have had $1,708 million of total debt.

Our level of indebtedness could have important consequences to you because:

•	it could affect our ability to satisfy our obligations under the notes;

•	a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional or replacement financing in the future;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on any of our debt obligations, we could be in default on such obligations, and such default could cause us to be in default on our other outstanding indebtedness, including the notes.

You may not be able to convert your notes into cash and, if applicable, shares of our common stock before June 1, 2024, other than during the period from November 1, 2011 to December 1, 2011, and the value of the notes could be less than the value of the common stock into which your notes could otherwise be converted.

Prior to June 1, 2024, other than during the period from November 1, 2011 to December 1, 2011, the notes are convertible into cash and, if applicable, shares of our common stock only if specified conditions are met. These conditions may not be met. If these conditions for conversion are not met, you will not be able to convert your notes and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness that would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but may not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

You should consider the U.S. federal income tax consequences of owning the notes.

We intend to treat the notes as indebtedness for U.S. federal income tax purposes and take the position that the notes will be subject to the regulations governing contingent payment debt instruments (the “CPDI regulations”). Under the CPDI regulations, as applied to the notes, a holder generally will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, under the CPDI regulations, a holder generally will be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or repurchase of the notes. If a holder purchases the notes at a premium or discount to the notes’ adjusted issue price at the time of purchase (measured with reference to the adjusted issue price of the notes, which is the issue price, increased for accrued interest and decreased by projected payments that relate to prior periods), the holder will be required to allocate the discount or premium to the daily portions of interest or projected payments over the remaining term of the notes. Such allocation will either increase (in the case of discount) or decrease (in the case of premium) taxable income for future periods. The application of the CPDI regulations to instruments such as the notes is uncertain in various respects, and as a result, no assurance can be given that the Internal Revenue Service (the “IRS”) will agree with the treatment described herein. No ruling will be obtained from the IRS on the application of the CPDI regulations to the notes or our deductions for interest paid with respect to the notes. Any treatment that differs from that described herein could materially affect the amount, timing and character of income, gain or loss in respect of an investment in the notes, as well as our interest deductions. Each prospective purchaser should consult its own tax advisor concerning the tax consequences of the acquisition, ownership and disposition of the notes (including whether the acquisition of notes is advisable in light of the agreed-upon tax treatment of the notes and the investor’s particular tax situation). See “Certain U.S. Federal Income Tax Considerations” in this prospectus.

If we are unable to comply with the restrictions and covenants in our revolving credit facilities or other debt agreements, there would be a default under the terms of these agreements, and this could result in an acceleration of payment of funds that have been borrowed.

If we are unable to comply with the restrictions and covenants in any of our debt agreements, including our revolving credit facilities, there would be a default under the terms of those agreements. As a result, borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. For example, our revolving credit facilities impose upon us covenants and restrictions, including the following:

•	a covenant to maintain certain minimum interest coverage and maximum consolidated total leverage ratios;

•	limitations on our ability to incur additional debt;

•	limitations on our ability to merge, consolidate or sell our assets or the assets of our subsidiaries;

•	limitations on our ability to create liens on our assets; and

•	limitations on our ability to make payments in respect of our capital stock or subordinated debt.

If such borrowings become due and payable, we may not be able to make necessary payments to the lenders and we may not be able to find alternative financing on acceptable terms, if at all.

If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes.

We do not intend to list the notes on any national securities exchange. An active trading market may not develop for the notes. Even if a trading market for the notes develops, the market may not be liquid. If an active trading market does not develop, you may be unable to resell your notes or may only be able to sell them at a substantial discount.

Future issuances of common stock may depress the trading price of our common stock and the notes.

Any issuance of equity securities, including the issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

Provisions in the indenture for the notes, our other indebtedness, our charter documents and Massachusetts law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

If a “fundamental change” (as defined in the indenture) occurs, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. Our revolving credit facilities provide that a change of control of us (as defined in the credit facilities) is an event of default thereunder and permit the lenders to accelerate any outstanding indebtedness thereunder and demand immediate repayment. A change of control generally would be deemed to occur under the revolving credit facilities if an individual or group acting in concert acquires 25% or more of our voting stock or if a majority of our board of directors were to be replaced over a 24 month period. These and other provisions, including the provisions of our charter documents and Massachusetts law described under “Description of Capital Stock,” could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

An adverse rating of the notes may cause their trading price to fall.

On June 1, 2006 Standard & Poor’s Ratings Services, or S&P, announced that it had downgraded our corporate credit and senior unsecured debt ratings to BB+ from BBB as a result of our then-anticipated acquisition of Serologicals and the associated financings. On June 8, 2006, S&P assigned the notes a BB- senior unsecured debt rating. On July 17, 2006, Moody’s Investors Service, or Moody’s, announced that it had assigned us a corporate family rating of Ba1, downgraded our 7.5% notes from Baa3 to Ba2 and affirmed its ratings of Baa3 to our revolving credit facilities and Ba2 to our 5.875% senior notes. If Moody’s rates the notes, it may assign a rating that is lower than the ratings assigned to our other debt. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

You may have to pay U.S. federal income tax if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. See “Description of Notes—Conversion rights—Adjustments to the conversion rate.” If we adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. See “Certain U.S. Federal Income Tax Considerations—Certain U.S. Federal Income Tax Consequences to U.S. Holders—Constructive dividends” and “Certain U.S. Federal Income Tax Considerations—Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders—Dividends on common stock.”

A holder of a note cannot exercise any of the rights of owning our common stock unless the holder converts the note and receives shares of our common stock.

A holder of notes is not entitled to any of the rights of an owner of shares of our common stock, including the right to vote or receive dividends and other distributions on our common stock, unless the holder converts its notes and receives common stock. In addition, because of the contingent conversion and net share settlement features of the notes, you may never be able to convert your notes or receive any shares upon conversion.

RISKS RELATED TO OUR BUSINESS AFTER THE SEROLOGICALS ACQUISITION

Concern about the transmission of “mad-cow disease” could reduce the demand for Serologicals’ cell culture products that are derived from bovine serum.

The demand for several of Serologicals’ cell culture products could be adversely affected by concerns about some of their components being derived from bovine serum. The demand for some of Serologicals’ products could be adversely affected by concerns about the use of bovine material in the process by which it is manufactured. The concern arises from the risk that the agent causing bovine spongiform encephalopathy, or “mad-cow disease,” might be present in the raw materials used in the production process and that the agent might be introduced into a therapeutic substance manufactured by one of our customers. The regulatory authorities of certain countries, including Japan, have refused to approve pharmaceuticals that are manufactured using a product that was derived from bovine serum or that was manufactured by a process that uses bovine material. The regulatory authorities of other countries could adopt similar restrictions.

Violation of government regulations or voluntary quality programs could result in loss of Serologicals’ sales and customers and additional expense to attain compliance.

Several of Serologicals’ facilities are subject to extensive regulation by the United States Food and Drug Administration (“FDA”), primarily through the requirements of the Public Health Service Act and the Food, Drug and Cosmetic Act, and similar governmental bodies in other countries. The Serologicals facilities are subject to periodic inspection by the FDA and other similar governmental bodies to ensure their compliance with applicable laws and regulations. New facilities, products and operating procedures also may require approval by the FDA and/or similar governmental bodies in other countries. Failure to comply with these laws and regulations could lead to sanctions by the governmental bodies, such as written observations of deficiencies made following inspections, warning letters, product recalls, fines, product seizures and consent decrees, which would be made available to the public. Such actions and publicity could affect our ability to sell products and to provide our services acquired from Serologicals. In the past, Serologicals received notifications and warning letters from the FDA relating to deficiencies in its compliance with FDA requirements and was required to take measures to respond to the deficiencies. There can be no assurance that the FDA will not request that we take additional steps to correct these deficiencies or other deficiencies in compliance raised by the FDA in the future. Correction of any such deficiencies could have a material adverse affect on our business.

The Serologicals operations are also subject to USDA regulations and various foreign regulations for the sourcing, manufacturing and distribution of animal based proteins, all of which now apply to us as a result of the acquisition. Our failure to comply with these requirements could negatively impact our business and potentially cause the loss of Serologicals customers and sales. ISO 9000:2000 quality standards are an internationally recognized set of voluntary quality standards that require compliance with a variety of quality requirements somewhat similar to the requirements of the FDA’s Quality System Regulations, which were formerly known as Good Manufacturing Practices or GMP. The operations of Serologicals’ cell culture manufacturing facilities, as well as its manufacturing facility in Scotland and its research products facilities in California, Australia and the United Kingdom, are registered under the ISO standards. Failure to comply with this voluntary standard can lead to observations of non-compliance or even suspension of ISO certification by the certifying unit. Loss of ISO certification could cause some Serologicals customers to purchase products from other suppliers.

If we are not able to identify new licensing opportunities or to enter into licenses for new products on acceptable terms to support the Serologicals business, we may be unable to leverage new products in that market segment, which could adversely affect our anticipated earnings.

An important component of Serologicals’ business strategy is to increase the number of products it offers by licensing products developed by other biotechnology companies or academic research laboratories. It has historically attempted to market such products to its customers. Often, it sought to improve the licensed products using its technologies. Therefore, our Serologicals business will depend on the success of our licensing efforts for a portion of our new products. There can be no assurance that our licensing efforts will be successful.

Serologicals licenses technology that enables it to access proprietary biological materials that it uses to manufacture its products. Some of the licenses do not provide guarantees that it will have all legal rights to sell products that are derived from the licensed technology. Therefore, we may be prevented from selling Serologicals products produced with the licensed biological materials because of competing technologies owned by others, including patented technologies. If the Serologicals products are found by a court to infringe intellectual property rights of a third party, we may be prevented from practicing that technology. Moreover, if found by a court to infringe the patent of the third party, we may be liable for compensatory damages, treble damages and attorney’s fees and subject to a royalty obligation or enjoined from practicing the technology altogether, notwithstanding the license from the licensor. We have no assurance that we will not incur material liability as a result of an infringement claim in the future, which could materially adversely affect our results of operations.

Forward-Looking Statements

This prospectus and the documents incorporated herein by reference contain forward-looking statements regarding, among other things, our financial condition, results of operations, plans, objectives, future performance and business. All statements contained in this prospectus other than historical information are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “believes,” “anticipates,” “estimates,” “should,” or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	our inability to successfully integrate Serologicals into our business;

•	our ability to pay interest on the notes;

•	our ability to pay principal on the notes at maturity or redemption;

•	the suspension or termination of production of a customer’s therapeutic product resulting in the abrupt suspension or termination of their purchases of our products;

•	disruptions in the supply of raw materials from our single source suppliers;

•	our failure to maintain adequate quality standards for our products and services;

•	our inability to establish and to maintain collaborative development and marketing relationships with business partners;

•	the commercial success of our customers’ products;

•	technological innovations in the markets that we serve that may create alternatives to our products;

•	our development and successful commercialization of new products;

•	our ability to attract, hire, develop and retain qualified personnel;

•	our failure to achieve the anticipated cost benefits of our global supply chain initiative;

•	our expected cash needs; and

•	our future financial performance.

Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. Forward-looking statements speak only as of the date they are made, and we do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances. You should review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the notes.

Use of Proceeds

We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock, if applicable, issued upon their conversion.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges on an actual basis and on a pro forma basis giving effect to our acquisition of Serologicals and the related debt offerings. We computed our ratio of earnings to fixed charges by dividing earnings before income taxes plus fixed charges by fixed charges.

	Year Ended December 31,					First Quarter Ended April 1, 2006	Pro Forma
	2001	2002	2003	2004	2005		Year Ended December 31, 2005	First Quarter Ended April 1, 2006
Ratio of Earnings to Fixed Charges	3.6	5.4	5.9	8.8	10.4	7.9	1.7	2.3

Certain Other Indebtedness

The following is a summary of certain of our other indebtedness. The description of our outstanding indebtedness does not purport to be complete and is qualified in its entirety by reference to the documents and agreements referred to below, copies of which we will provide you upon request.

OUR REVOLVING CREDIT FACILITIES

We entered into a five-year unsecured revolving credit agreement in December 2005, and we amended that revolving credit agreement in June 2006 and again in July 2006. The credit agreement, as amended, provides for a domestic revolving credit facility and a foreign revolving credit facility, with a combined maximum borrowing not to exceed €465.0 million for the domestic revolving credit facility, €430.0 million for the foreign revolving credit facility, and €465.0 million in the aggregate. The domestic revolving credit facility includes a €65.0 million letter of credit subfacility and a €17.5 million swingline subfacility. The full amount of the revolving credit agreement, less any amounts outstanding, is available under either the domestic revolving facility or the foreign revolving facility, subject to the applicable facility maximum. We may elect to increase the credit facilities by an amount up to €130.0 million during the remaining term of the credit agreement. The maximum borrowing amount may be reduced from time to time according to the terms of the credit agreement. Amounts borrowed under the credit agreement may be borrowed, repaid and reborrowed from time to time until June 6, 2011, although no scheduled principal prepayments are required before that date. The credit agreement will expire on June 6, 2011.

We may choose an annual interest rate equal to either LIBOR plus an applicable margin as provided for in the credit agreement, or a base rate, defined as the higher of the lead bank’s prime rate or the federal funds rate, plus 0.50% for borrowings under the credit agreement. Our weighted average interest rate for borrowings under the credit agreement was 2.8% for 2005 and was 2.9% for the fiscal quarter ended April 1, 2006. The credit agreement also calls for a commitment fee at an annual rate ranging from 0.0675% to 0.60%, based on the credit rating of our credit facility, on unused commitments. In connection with the debt offerings related to our acquisition of Serologicals, the credit rating of our credit facility was downgraded and, as a result of this and the increase in interest rates generally, our interest rate has increased to 3.3% as of June 30, 2006.

The exact amount of the margin and the facility fee under our revolving credit facilities is dependent on the debt rating assigned to our credit facility. As of June 30, 2006, the rating on our revolving credit facilities from S&P was BBB- and from Moody’s was Baa3. Higher debt ratings help reduce our cost of borrowings under our revolving credit facilities while lower debt ratings increase the cost of borrowings.

The credit agreement includes customary representations and warranties and affirmative and negative covenants, including financial covenants that require Millipore to maintain a minimum consolidated interest coverage ratio of 3.5:1.0 and a maximum consolidated total leverage ratio of 5.25:1.0 at June 30, 2006, reducing ratably by quarter to 3.5:1.0 at December 31, 2007.

The credit agreement also contains customary events of default, including cross defaults to other material obligations of Millipore and its subsidiaries. Upon the occurrence of an event of default, the outstanding obligations under the credit agreement may be accelerated and become due and payable immediately.

We amended the revolving credit agreement in order to permit us to consummate the Serologicals acquisition and to incur the additional indebtedness to finance the purchase price including the notes and the senior notes described below. In addition, we amended the credit agreement to permit us to incur liens to secure indebtedness that ranks on par with the indebtedness under the revolving credit facilities (other than convertible debt such as the notes).

The restricted payment covenant that is included in our amended revolving credit facilities prohibits us from making payments for or on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the notes if certain defaults under those facilities exist immediately before or after the payment. The following defaults under the credit facilities, among others, will trigger this prohibition:

•	a default in the payment of principal, interest or certain other amounts due under the credit facilities;

•	a material breach of certain representations, warranties and statements made by us;

•	a breach of the terms, covenants or agreements applicable to us under the credit facilities, including, among others, financial covenants relating to our total leverage ratio and interest coverage ratio and restrictions on when we may enter into business combination transactions, sell our assets, make restricted payments or enter into sale-leaseback transactions;

•	the failure of a subsidiary guarantee under the credit facilities to remain in full force and effect;

•	certain bankruptcy and insolvency events involving us or our subsidiaries;

•	certain defaults on indebtedness, other than the credit facilities, in an amount that exceeds $25 million;

•	a failure to pay certain judgments, settlements or decrees in excess of $25 million;

•	our violation of certain provisions of the Employee Retirement Income Security Act of 1974; and

•	the invalidity of certain credit documents relating to our credit facility.

The amended credit agreement includes the following terms:

•	provision for collateral security if the revolving credit facilities’ debt rating is downgraded to BB (or unrated) and Ba2 (or unrated) or worse by S&P and Moody’s, respectively; and

•	except in limited circumstances, neither Serologicals nor any of its subsidiaries will be required to become a guarantor prior to April 14, 2007, and thereafter only if otherwise required under the amended credit agreement.

The foregoing description of our five-year unsecured revolving credit agreement, as amended, may not include all of the information that is important to you and is subject to, and qualified in its entirety by reference to, the credit agreement, the form of which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 20, 2005, amendment no. 1 and consent to the credit agreement, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 9, 2006, and amendment no. 2 to the credit agreement, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 18, 2006.

7.5% SENIOR UNSECURED NOTES

We have outstanding $100 million aggregate principal amount of our 7.5% senior unsecured notes. These notes bear interest at an annual rate of 7.5% and will mature on April 1, 2007. We pay interest on the 7.5% notes semi-annually in April and October. The 7.5% notes are not redeemable prior to maturity and are not subject to any sinking fund. The 7.5% notes are unsecured and rank pari passu with all of our other unsecured and unsubordinated indebtedness.

The indenture relating to these 7.5% notes imposes certain restrictions on us, including restrictions on incurring or guaranteeing secured debt without equally and ratably securing the 7.5% notes, restrictions on sale and leaseback transactions, and limitations on mergers, consolidations and certain sales of assets. Except for the limitations on secured indebtedness and sale and leaseback transactions, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged or other transaction involving us.

The foregoing description of our 7.5% notes may not include all of the information that is important to you and is subject to, and qualified in its entirety by reference to, the indenture governing those notes, the form of which is filed as Exhibit 4.1 to our Registration Statement on Form S-3 filed with the SEC on March 10, 1997.

5.875% SENIOR NOTES DUE 2016

We have outstanding €250 million ($303 million) aggregate principal amount of our 5.875% senior notes. These notes bear interest at an annual rate of 5.875% from June 30, 2006, payable semi-annually in arrears on June 30 and December 30. The 5.875% senior notes will mature on June 30, 2016.

The 5.875% senior notes are unsecured. The indenture governing the 5.875% senior notes contains limited financial covenants and does not limit our ability to incur additional indebtedness. The events of default (in each case, to the extent applicable in the context of non-convertible notes) in the indenture related to the senior notes are similar to those contained in the indenture related to the notes. In addition, the terms of the senior notes are similar to those of our 7.5% notes other than with respect to the interest rate and term, include a put right upon change of control transaction, and are redeemable at our option at any time.

The foregoing description of our 5.875% notes may not include all of the information that is important to you and is subject to, and qualified in its entirety by reference to, the indenture governing those notes, which is filed as Exhibit 4.1 to our Current Report Form on 8-K filed with the SEC on July 6, 2006.

SEROLOGICALS 4.75% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2033

Serologicals has outstanding $130.0 million aggregate principal amount of its convertible senior subordinated debentures. Prior to our acquisition of Serologicals, the debentures were convertible into shares of Serologicals’ common stock at an initial rate of 67.6133 shares of common stock per $1,000 principal amount of the debentures, or approximately 8.8 million shares of common stock at a conversion price of $14.79 per share. These debentures became convertible in January 2004 under the conversion features in the indenture governing the debentures. Interest on the debentures is payable semi-annually on February 15th and August 15th. Following the consummation of the acquisition, these debentures were convertible into $2,133.20 per $1,000 principal amount of the debentures and remained outstanding as an obligation of our subsidiary. We expect the holders of the debentures may exercise their conversion rights following the next interest payment date on August 15, 2006. Upon such conversion, the holders will receive an aggregate of $277.3 million in cash.

The debentures may be redeemed, in whole or in part, at Serologicals’ option on or after August 22, 2008 at 100% of the principal amount. In addition, the holders of the debentures may require Serologicals to repurchase all or a portion of the debentures for 100% of the principal amount, plus accrued interest, on August 15, 2008, August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023, August 15, 2028, or at any time prior to their maturity following a fundamental change in the business, as defined in the indenture. The debentures are unsecured subordinated obligations of Serologicals. The notes are structurally subordinated to the Serologicals debentures.

The foregoing description of the convertible senior subordinated debentures may not include all of the information that is important to you and is subject to, and qualified in its entirety by reference to, the indenture governing the convertible senior subordinated debentures, which is filed as Exhibit 4.1 to Serologicals’ Current Report on Form 8-K filed with the SEC on August 21, 2003.

Description of Notes

The notes were issued under an indenture dated as of June 13, 2006, among Millipore, Wilmington Trust Company, as trustee, and Citibank, N.A., as securities agent. The trustee’s main role is to enforce your rights against us if there is a default under the indenture. We describe some of the limitations on the extent to which the trustee acts on your behalf under “—Events of default” below. We have appointed Citibank, N.A. to act as the initial conversion agent, registrar, bid solicitation agent and paying agent, and Citibank, N.A. has agreed to perform administrative duties for us, such as arranging for interest payments and mailing notices under the indenture.

The following summary of the terms of the notes, the indenture and the registration rights agreement does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes, the indenture and the registration rights agreement. We will provide copies of the indenture and the registration rights agreement to you upon request, and they are also available for inspection at the office of the trustee. Those documents, and not this description, define your legal rights as a holder of the notes.

For purposes of this summary, the terms “Millipore,” “we,” “us” and “our” refer only to Millipore Corporation and not to any of its subsidiaries, unless we specify otherwise. Unless the context requires otherwise, the term “interest” includes “additional interest” and “contingent interest.”

GENERAL

The notes:

•	are in an aggregate principal amount of $565 million;

•	bear interest at a rate of 3.75% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2006, to holders of record at the close of business on the preceding May 15 and November 15, respectively, except as described below;

•	pay contingent interest as described under “—Contingent Interest”;

•	bear additional interest if we fail to comply with the obligations we describe under “—Registration Rights, Additional Interest”;

•	were issued in denominations of integral multiples of $1,000 principal amount;

•	are our unsecured indebtedness and are equal in right of payment to our other senior unsecured indebtedness as described under “—Ranking”;

•	are convertible into cash and, if applicable, shares of our common stock based on an initial conversion rate of 11.0485 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $90.51 per share) under the conditions and subject to the adjustments described under “—Conversion Rights”;

•	are redeemable, in whole or in part, by us at any time on or after December 1, 2011, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “—Redemption of Notes at Our Option”;

•	are subject to purchase by us at the option of the holder on each of December 1, 2011, June 1, 2016 and June 1, 2021, at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, as described under “—Purchase of Notes by Us at the Option of the Holder”;

•	are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “—Holders May Require Us to Repurchase their Notes Upon a Fundamental Change,” at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; and

•	mature on June 1, 2026, unless previously redeemed, repurchased or purchased by us or converted.

All cash payments on the notes will be made in U.S. dollars.

We issued the notes in denominations of integral multiples of $1,000 principal amount, without coupons. We issued the notes as global securities in book-entry form. We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder’s registered address.

A holder may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar, bid solicitation agent and paying agent for the notes.

We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and does not limit our ability to incur additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “—Holders May Require Us to Repurchase their Notes Upon a Fundamental Change” and “—Consolidation, Merger and Sale of Assets.”

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

INTEREST PAYMENTS

We will pay interest on the notes at a rate of 3.75% per annum, payable semi-annually in arrears on each June 1 and December 1 of each year, beginning on December 1, 2006. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding May 15 and November 15, respectively. Interest accrues on the notes from and including June 13, 2006 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. However, unless we have called the note for redemption, the holder who surrenders the note for conversion must pay to the conversion agent upon surrender of the note an amount in cash equal to the interest payable on such interest payment date on the portion of the note being converted. However, a holder that surrenders a note for conversion need not pay any overdue interest that has accrued on the note.

If we redeem a note, or if a holder surrenders a note for purchase at the option of the holder or for repurchase upon a fundamental change as described under “—Purchase of Notes By Us at the Option of the

Holder” and “—Holders May Require Us to Repurchase their Notes Upon a Fundamental Change,” we will pay accrued and unpaid interest, if any, to the holder that surrenders the note for redemption, purchase or repurchase, as the case may be. However, if we redeem a note on a redemption date that is an interest payment date, we will pay the accrued and unpaid interest due on that interest payment date instead to the record holder of the note at the close of business on the record date for that interest payment.

For a description of when and to whom we must pay additional interest, if any, see “—Registration Rights, Additional Interest.”

CONTINGENT INTEREST

Contingent interest will accrue on the notes during each six-month period from and including an interest payment date to but excluding the next interest payment date, commencing with the six-month period beginning December 1, 2011, if the average trading price of the notes for the five consecutive trading day period (the “measurement period”) preceding the first day of such six-month period equals 120% or more of the principal amount of the notes.

For purposes of determining whether contingent interest is payable, the “trading price” of the notes on any trading day means the average secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 4:00 p.m., New York City time, on such trading day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. Even still, if the bid solicitation agent cannot reasonably obtain at least one such bid, then the trading price per $1,000 principal amount of the notes will be determined by a nationally recognized securities dealer we retain for that purpose.

The rate of contingent interest payable in respect of any such six-month interest period will equal 0.175% of the average trading price of the notes over the measurement period that triggered the contingent interest payment. Contingent interest, if any, will accrue from the first day of the applicable interest period through, but excluding, the interest payment date at the end of the relevant six-month period, and we will pay such accrued contingent interest on that interest payment date. The contingent interest will be paid in the same manner regular interest is paid to holders.

Upon determining that the notes will begin to accrue contingent interest during a relevant six-month period, we will, on or before the start of that six-month period, publicly announce, through a reputable national newswire service, and publish on our website, the fact that contingent interest has become payable.

CONVERSION RIGHTS

If the conditions for conversion of the notes described below, including those described under “—Conditions for conversion” and “—Conversion procedures,” are satisfied, holders of notes may, subject to prior maturity, redemption or repurchase, convert their notes in integral multiples of $1,000 principal amount into cash in an amount described below and, if applicable, shares of our common stock, based on an initial conversion rate of 11.0485 shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. This rate results in an initial conversion price of approximately $90.51 per share. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the closing sale price per share of our common stock on the conversion date. Except as described below, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest.

On conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, also receive the rights under our stockholder rights agreement and any future stockholder rights plan

(i.e., a poison pill) we may establish, whether or not the rights are separated from our common stock prior to conversion. We describe our existing stockholder rights agreement and the rights under it under “Description of Capital Stock—Shareholder Rights Plan.”

In certain circumstances, a holder must, upon conversion, pay interest if the conversion occurs between a record date and an interest payment date. See “—Interest Payments” above.

The conversion right with respect to any notes we have called for redemption will expire at the close of business on the third business day preceding the redemption date, unless we default in the payment of the redemption price. A note for which a holder has delivered a purchase notice or a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the purchase price or fundamental change repurchase price.

Conversion procedures

To convert a certificated note, the holder must complete the conversion notice on the back of the note and deliver it, together with the note and any required interest payment, to the office of the conversion agent for the notes, which will initially be the office of the trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the shares of common stock in a name other than that of the registered holder of the note. The note will be deemed to be converted on the date on which the holder has satisfied all of these requirements. We refer to this date as the “conversion date.” To convert interests in a global note, the holder must comply with DTC’s then applicable conversion program procedures.

A holder that has delivered a purchase notice or repurchase notice with respect to a note, as described below, may convert that note only if the holder withdraws the notice in accordance with the indenture. See “—Purchase of notes by us at the option of the holder” and “—Holders May Require Us to Repurchase their Notes Upon a Fundamental Change.”

We will deliver, through the conversion agent, the cash and, if applicable, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the “cash settlement averaging period” described below. However, if a holder surrenders a note for conversion in connection with a “make-whole fundamental change” under circumstances where we must increase the conversion rate applicable to that note, then we will deliver, through the conversion agent, the consideration that is payable on account of the increase in the conversion rate as soon as practicable, but in no event after the later of:

•	the date the holder surrenders the note for conversion; and

•	the third business day after the effective date of the make-whole fundamental change.

See “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

For a discussion of certain tax considerations applicable to a holder that converts notes, see “Certain U.S. Federal Income Tax Considerations.”

Payment upon conversion

Holders that tender their notes for conversion will receive, in exchange for those notes, cash and, if applicable, shares of our common stock as follows. Upon conversion, holders will receive, per $1,000 principal amount being converted, a “settlement amount” that is equal to the sum of the “daily settlement amounts” (as described below) for each of the 20 trading days during the “cash settlement averaging period” (as described below).

The “cash settlement averaging period” with respect to any note means the 20 consecutive trading-day period that begins on, and includes, the second trading day after the day the notes are tendered for conversion.

The “daily settlement amount,” for each of the 20 trading days during the cash settlement averaging period, consists of:

•	cash equal to the lesser of $50 and the “daily conversion value” (as described below); and

•	to the extent the daily conversion value exceeds $50, a number of whole shares equal to:

•	the excess of the daily conversion value over $50, divided by

•	the closing sale price of our common stock on that trading day.

We will deliver cash in lieu of any fractional shares of common stock based on the closing sale price per share of our common stock on the conversion date.

We refer to the cash due upon conversion as the “principal return,” and we refer to the shares, if any, that are due upon conversion as the “net shares.” The “daily conversion value” on a given trading day means one-twentieth of the product of:

•	the applicable conversion rate; and

•	the closing sale price of our common stock on that trading day.

“Trading day” generally means any day during which:

•	trading in our common stock generally occurs;

•	there is no “market disruption event” (as described below); and

•	a closing sale price for our common stock is provided on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

“Market disruption event” generally means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day for our common stock of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating solely to our common stock.

Our amended revolving credit facilities may in certain circumstances prohibit the payment of the consideration due upon conversion of the notes if we are in default under those facilities. See “Risk Factors—We may be prohibited from making certain payments under the notes in the event of certain defaults under our revolving credit facilities, including payments in respect of redemptions, repurchases at the option of the holder and payments upon conversion.”

Conditions for conversion

The notes will become convertible only in certain circumstances, which we describe below. If the notes become convertible, we will provide written notice to each registered holder, at its address appearing in the security register, and we will publicly announce, through a reputable national newswire service, and publish on our website, that the notes have become convertible, stating, among other things:

•	the event causing the notes to become convertible;

•	the time during which the notes will be convertible as a result of that event;

•	if that event is a transaction described under “—Conversion upon the occurrence of certain corporate transactions,” the anticipated effective date of the transaction; and

•	the procedures holders must follow to convert their notes, including the name and address of the conversion agent.

We will mail the notice, and make the public announcement and publication, as soon as practicable, but in no event later than the open of business on the first business day following the date the notes become convertible as a result of the event.

Holders may surrender their notes for conversion prior to maturity or earlier redemption or repurchase only in the following circumstances:

Conversion based on price of common stock

Prior to maturity, or earlier redemption or repurchase, holders may surrender their notes for conversion during any calendar quarter after the calendar quarter ending September 30, 2006, if the “closing sale price” (as defined in the indenture) of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex date” (as defined in the indenture) of the event occurs, during that 30 consecutive trading day period.

The “closing sale price” of our common stock on any trading day generally means the closing sale price per share of our common stock (or, if no closing sale price per share is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such trading day on the U.S. principal national securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national securities exchange, as reported by the Nasdaq system or as otherwise provided in the indenture.

Conversion upon satisfaction of the trading price condition

Prior to maturity or earlier redemption or repurchase, holders may surrender their notes for conversion during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, was equal to or less than 97% of the average conversion value of the notes during the note measurement period. We refer to this condition as the “trading price condition.”

For purposes of the trading price condition, the “conversion value” per $1,000 principal amount of notes on a trading day is the product of the closing sale price per share of our common stock and the conversion rate of the notes in effect on that trading day.

Except as described below, the “trading price” of the notes on any day means the average secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. Even still, if on a given day:

•	the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from an independent nationally recognized securities dealer; or

•	in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be equal to 97% of the product of the closing sale price of our common stock on that day and the conversion rate in effect on that day.

The bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be equal to or less than 97% of the conversion value of the notes. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied.

Conversion based on redemption

If we call a note for redemption, the holder of that note may surrender the note for conversion at any time before the close of business on the third business day preceding the redemption date.

Conversion upon the occurrence of certain corporate transactions

If:

•	a “fundamental change,” as described under “—Holders may require us to repurchase their notes upon a fundamental change,” or a “make-whole fundamental change,” as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” occurs; or

•	we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then a holder may surrender its notes for conversion at any time during the period that begins on, and includes, the 30th day before the date we originally announce as the anticipated effective date of the transaction and ends on, and includes, the 30th day after the actual effective date of the transaction. In addition, if the transaction is a “make-whole fundamental change,” then the notes may also be surrendered for conversion at any time during the “make-whole conversion period” described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change,” and if the transaction is a “fundamental change,” then the notes may also be surrendered for conversion at any time until, and including, the fundamental change repurchase date for that fundamental change. Holders that convert their notes in connection with a “make-whole fundamental change” may in some circumstances also be entitled to an increased conversion rate. See “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

In addition, if we take any action, or become aware of any event, that would require an adjustment to the conversion rate as described in the third, fourth, fifth or sixth bullet point under “—Adjustments to the conversion rate” below, then we must mail to registered holders written notice of the action or event at least 20 days before the record, effective or expiration date, as the case may be, of the transaction. Holders may surrender their notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the close of business on the business day immediately preceding the “ex date” (as defined in the indenture) of the transaction or until we announce that the transaction will not take place.

Conversion during specified periods

The notes may be surrendered for conversion at any time from, and including, November 1, 2011 to, and including, December 1, 2011 and at any time on or after June 1, 2024 and before maturity or earlier redemption or repurchase.

Change in the conversion right upon certain reclassifications, business combinations and asset sales

Except as provided in the indenture and as described below, if we reclassify our common stock (other than a change only in par value or a change as a result of a subdivision or combination of our common stock) or are party to a consolidation, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets, in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of cash, securities or other property (the “reference property”), which a holder of such note would have received (assuming, if applicable, that the holder would have made the applicable election referred to in the immediately following paragraph) if the holder had converted the note and, upon such conversion, received, immediately before the transaction, a number of shares of our common stock equal to the conversion rate then applicable multiplied by the principal amount (expressed in thousands) of the note. However, at and after the effective time of the transaction, the principal return payable upon conversion of the notes will continue to be payable in cash (instead of reference property) and the daily conversion value will be calculated based on the fair value of the reference property. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

If a transaction described above occurs and holders of our common stock have the opportunity to elect the form of consideration to receive in that transaction, then we will make adequate provision to give holders of the notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the “reference property” described above. Once the election is made, it will apply to all holders of our notes after the effective time of the transaction.

If the transaction described in the third preceding paragraph also constitutes a “public acquirer fundamental change,” then we may in certain circumstances elect to change the conversion right in the manner described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change—Fundamental changes involving an acquisition of us by a public acquirer” in lieu of changing the conversion right in the manner described in the above two paragraphs.

Adjustments to the conversion rate

Subject to the terms of the indenture, we will adjust the conversion rate for:

•	dividends or distributions on our common stock payable in shares of our common stock to all holders of our common stock;

•	subdivisions, combinations or certain reclassifications of our common stock;

•	distributions to all or substantially all holders of our common stock of certain rights or warrants (other than, as described below, rights distributed pursuant to a stockholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share that is less than the “current market price” (as defined in the indenture) per share of our common stock on the record date for the distribution;

•

dividends or other distributions to all or substantially all holders of our common stock of shares of our or any of our existing or future subsidiaries’ capital stock (other than our common stock), evidences of indebtedness or other assets (other than dividends or distributions covered by the two bullet points below) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the immediately preceding bullet point or, as described below, certain rights or warrants distributed pursuant to a stockholder rights plan) to purchase or subscribe for our securities; provided, however, that we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants, if, in accordance with the indenture, we make arrangements for holders of notes to receive those rights and warrants upon conversion of the notes;

•	cash dividends or other cash distributions by us to all or substantially all holders of our common stock, other than distributions described in the immediately following bullet point; and

•	distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the “current market price” (as defined in the indenture) per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, in no event will we adjust the conversion rate pursuant to the events described in the third, fourth, fifth or sixth bullet points above to an amount that exceeds 15.4679 shares per $1,000 principal amount of notes. We will adjust this maximum conversion rate in the same manner in which we must adjust the conversion rate for stock splits and combinations, stock dividends, reclassifications and similar events.

Subject to the provisions of the indenture, if we distribute cash in accordance with the fifth bullet point above, then we will generally increase the conversion rate so that it equals the rate determined by multiplying the conversion rate in effect immediately before the close of business on the record date for the cash distribution by a fraction whose numerator is the “current market price” (as defined in the indenture) per share of our common stock on the record date and whose denominator is that “current market price” less the per share amount of the distribution. However, we will not adjust the conversion rate pursuant to this provision to the extent that the adjustment would reduce the conversion price below $0.01.

“Current market price” per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the 10 consecutive trading days ending on, and including, the earlier of that date or the ex-date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the 10 consecutive trading day period.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the conversion rate pursuant to the bullet points above until the earliest of these triggering events occurs; and

•	we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullet points above if we make provision for holders of notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate, as provided in the indenture.

We will not adjust the conversion rate pursuant to the bullet points above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment.

However, if we mail a notice of redemption or a fundamental change or make-whole fundamental change, or any transaction described under “—Conversion upon the occurrence of certain corporate transactions” above, occurs, then we will give effect to all adjustments that we have otherwise deferred pursuant to this provision, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment.

To the extent permitted by law and the continued listing requirements of the New York Stock Exchange, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period permitted by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to registered holders at least 15 days before the day the increase commences. In addition, we may, but are not obligated to, also increase the conversion rate as we determine to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

On conversion, the holders of notes will also receive, to the extent they receive shares of our common stock upon conversion, the rights under our shareholder rights agreement and any future shareholder rights plan (i.e., a poison pill) we may establish, whether or not the rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a shareholder rights plan will not trigger a conversion rate adjustment pursuant to the third or fourth bullet points above so long as we have made proper provision to provide that holders will, to the extent they receive shares of our common stock upon conversion, also receive such rights in accordance with the terms of the indenture. We describe our existing shareholder rights agreement and the rights under it under “Description of Capital Stock—Shareholder Rights Plan.”

In the event of:

•	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See “Certain U.S. Federal Income Tax Considerations.”

Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change

If, prior to December 1, 2011:

•	there occurs a sale, transfer, lease, conveyance or other disposition (other than a “permitted transfer” as described below) of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (we refer to such a transaction as an “asset sale make-whole fundamental change”); or

•	there occurs any transaction or series of related transactions (other than a “listed stock business combination” as described under “—Holders may require us to repurchase their notes upon a fundamental change”), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (we refer to such any transaction described in this and the immediately preceding bullet point as a “make-whole fundamental change”), then we will increase, as described below under “—The increase in the conversion rate,” the conversion rate applicable to notes that are surrendered for conversion at any time from, and including, the 30th day before the date we originally announced as the anticipated effective date of the make-whole fundamental change to, and including, the 30th business day after the actual effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a “fundamental change,” as described under “—Holders may require us to repurchase their notes upon a fundamental change,” to, and including, the fundamental change repurchase date for that fundamental change). We refer to this period as the “make-whole conversion period.”

However, if the make-whole fundamental change is a “public acquirer fundamental change,” as described below, then, in lieu of increasing the conversion rate as described above, we may elect to change the conversion right in the manner described under “—Fundamental changes involving an acquisition of us by a public acquirer.”

We will mail to registered holders, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication at least 30 days before the first anticipated effective date of the make-whole fundamental change. We must also state, in the notice, announcement and publication, whether we have made the election referred to in the immediately preceding paragraph to change the conversion right in lieu of increasing the conversion rate. In addition, no later than the third business day after the completion of the make-whole fundamental change, we must make an additional notice, announcement and publication announcing such completion.

A “permitted transfer” means any transfer of property or assets between or among one or more of our subsidiaries or from one or more of our subsidiaries to us.

If a holder surrenders a note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated, then the holder will not be entitled to the increased conversion rate referred to above in connection with the conversion.

The increase in the conversion rate

In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the “applicable price.” If the make-whole fundamental change is a transaction or series of related transactions described in the second bullet point under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our common stock in the make-whole fundamental change. If the make-whole fundamental change is an asset sale make-whole fundamental change and the consideration paid for our property and assets consists solely of cash, then the “applicable price” will be the cash amount paid for our property and assets, expressed as an amount per share of our common stock outstanding on the effective date of the asset sale make-whole fundamental change. In all other cases, the “applicable price” will be the average of the “closing sale prices” (as defined in the indenture) per share of our common stock for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex date” (as defined in the indenture) of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the amount of cash and, if applicable, shares that are due upon conversion, as described under “—Payment upon conversion” above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

•	whose numerator is the conversion rate in effect immediately before the adjustment; and

•	whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate.”

Number of additional shares

(per $1,000 principal amount of notes)

	Effective date
Applicable price	June 6, 2006	June 1, 2007	June 1, 2008	June 1, 2009	June 1, 2010	June 1, 2011	December 1, 2011
$64.65	4.63	4.78	4.63	4.48	4.39	4.48	0.00
$70.00	3.97	4.07	3.87	3.66	3.46	3.35	0.00
$75.00	3.48	3.53	3.31	3.05	2.77	2.49	0.00
$80.00	3.07	3.10	2.85	2.56	2.23	1.81	0.00
$85.00	2.73	2.74	2.48	2.17	1.80	1.29	0.00
$90.00	2.45	2.44	2.17	1.86	1.47	0.91	0.00
$95.00	2.21	2.19	1.92	1.61	1.21	0.64	0.00
$100.00	2.01	1.98	1.71	1.40	1.01	0.45	0.00
$105.00	1.83	1.80	1.54	1.24	0.86	0.33	0.00
$110.00	1.68	1.65	1.40	1.10	0.74	0.26	0.00
$115.00	1.55	1.52	1.27	0.99	0.64	0.21	0.00
$120.00	1.44	1.40	1.17	0.89	0.57	0.18	0.00
$125.00	1.34	1.30	1.08	0.82	0.51	0.16	0.00
$130.00	1.26	1.22	1.00	0.75	0.47	0.15	0.00
$135.00	1.18	1.14	0.94	0.70	0.43	0.14	0.00
$140.00	1.11	1.08	0.88	0.65	0.40	0.13	0.00
$145.00	1.05	1.02	0.83	0.61	0.37	0.13	0.00
$150.00	0.99	0.96	0.78	0.58	0.35	0.13	0.00
$155.00	0.94	0.91	0.74	0.55	0.33	0.12	0.00
$160.00	0.90	0.87	0.70	0.52	0.32	0.12	0.00
$165.00	0.85	0.83	0.67	0.49	0.31	0.11	0.00
$170.00	0.82	0.79	0.64	0.47	0.29	0.11	0.00

The numbers of additional shares set forth in the table above are based on a closing sale price of $64.65 per share of our common stock on June 6, 2006.

The exact applicable price and effective date may not be as set forth in the table above, in which case:

•	if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;

•	if the actual applicable price is greater than $170.00 per share (subject to adjustment), we will not increase the conversion rate; and

•	if the actual applicable price is less than $64.65 per share (subject to adjustment), we will not increase the conversion rate.

However, we will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 15.4679 shares per $1,000 principal amount. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

Fundamental changes involving an acquisition of us by a public acquirer

If the make-whole fundamental change is a “public acquirer fundamental change,” as described below, then we may elect to change the conversion right in lieu of increasing the conversion rate applicable to notes that are converted during the make-whole conversion period for the public acquirer fundamental change. If we make this election, then we will adjust the conversion rate and our related conversion obligation such that, from and after the effective time of the public acquirer fundamental change, the right to convert a note into cash and, if applicable, shares of our common stock will be changed into a right to convert it into cash and, if applicable, shares of “public acquirer common stock,” as described below, based on an initial conversion rate equal to the conversion rate in effect immediately before the effective time multiplied by a fraction:

•	whose numerator is the fair market value (as determined in good faith by our board of directors), as of the effective time of the public acquirer fundamental change, of the cash, securities and other property paid or payable per share of our common stock pursuant to the public acquirer fundamental change; and

•	whose denominator is the average of the last reported sale prices per share of the public acquirer common stock for the five consecutive trading days commencing on, and including, the trading day immediately after the effective date of the public acquirer fundamental change (subject to certain adjustments to be made in good faith by our board of directors).

If we elect to change the conversion right as described above, the change in the conversion right will apply to all holders from and after the effective time of the public acquirer fundamental change, and not just those holders, if any, that convert their notes in connection with the public acquirer fundamental change. Also, the principal return payable upon conversion of the notes after we give effect to the election will continue to be payable in cash, but the net shares, if any, will be payable in shares of public acquirer common stock and the daily conversion value will be calculated based on the closing sale price per share of the public acquirer common stock (instead of our common stock). If the public acquirer fundamental change also is an event that requires us to make another adjustment to the conversion rate as described under “—Adjustments to the conversion rate” above, then we will also give effect to that adjustment. However, if we make the election described above, then we will not change the conversion right in the manner described under “—Change in the conversion right upon certain reclassifications, business combinations and asset sales” above in connection with the public acquirer fundamental change.

A “public acquirer fundamental change” generally means a make-whole fundamental change described in the second bullet point under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” where the acquirer (or any entity that “majority owns” the acquirer) has a class of common stock that is traded on a national securities exchange or quoted on the Nasdaq National Market or that will be so traded or quoted when issued or exchanged in connection with the make-whole fundamental change. We refer to such common stock as the “public acquirer common stock.” “Majority ownership” generally means having “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the total outstanding voting power of all classes of an entity’s capital stock entitled to vote generally in the election of directors.

We will state, in the first notice, public announcement and publication described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” above, whether we have elected to change the conversion right in lieu of increasing the conversion rate. With respect to each public acquirer fundamental change, our election is irrevocable, and we cannot change that election once we have first mailed any such notice or made any such public announcement or publication. However, if we elect to change the conversion right as described above in connection with a public acquirer fundamental change that is ultimately not consummated, then we will not be obligated to give effect to that particular election.

REDEMPTION OF NOTES AT OUR OPTION

We may redeem the notes at our option, in whole or in part, at any time, and from time to time, on or after December 1, 2011, on a date not less than 30 nor more than 60 days after the day we mail a redemption notice to each registered holder of notes to be redeemed at the address of the registered holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem plus any accrued and unpaid interest to, but excluding, the redemption date.

If a redemption date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the redemption price will not include any accrued and unpaid interest. The redemption date must be a business day.

For a discussion of certain tax considerations applicable to a holder upon a redemption of notes, see “Certain U.S. Federal Income Tax Considerations.”

If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.

The conversion right with respect to any notes we have called for redemption will expire at the close of business on the third business day preceding the redemption date, unless we default in the payment of the redemption price.

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. However, we may redeem the notes only in integral multiples of $1,000 principal amount. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the redemption price for all notes we have called for redemption. Furthermore, the terms of our existing or future indebtedness may limit our ability to pay the redemption price of the notes. See “Risk Factors—We may not have the ability to raise the funds to pay interest on the notes, to purchase the notes on the purchase dates or upon a fundamental change or to pay the cash payment due upon conversion” and “Certain Other Indebtedness.” Our failure to redeem the notes when required would result in an event of default with respect to the notes.

We will not redeem any notes at our option if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the redemption price with respect to those notes.

Our amended revolving credit facilities may in certain circumstances prohibit our redemption of the notes if we are in default under those facilities. See “Risk Factors—We may be prohibited from making certain payments under the notes in the event of certain defaults under our revolving credit facilities, including payments in respect of redemptions, repurchases at the option of the holder and payments upon conversion.”

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

On each of December 1, 2011, June 1, 2016 and June 1, 2021 (each, a “purchase date”), a holder may require us to purchase all or a portion of the holder’s outstanding notes, at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions. However, we will, on the purchase date, pay the accrued and unpaid interest to, but excluding, the purchase date to the holder of record at the close of business on the immediately preceding record date. Accordingly, the holder submitting the note for purchase will not receive this accrued and unpaid interest unless that holder was also the holder of record at the close of business on the immediately preceding record date.

On each purchase date, we will purchase all notes for which the holder has delivered and not withdrawn a written purchase notice. Registered holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days before the purchase date until the close of business on the third business day immediately preceding the purchase date.

For a discussion of certain tax considerations applicable to a holder receiving cash upon a purchase of the notes at the holder’s option, see “Certain U.S. Federal Income Tax Considerations.”

We will give notice on a date that is at least 20 business days before each purchase date to all registered holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

•	the amount of the purchase price;

•	that notes with respect to which the holder has delivered a purchase notice may be converted, if otherwise convertible, only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes, including the name and address of the paying agent.

To require us to purchase its notes, the holder must deliver a purchase notice that states:

•	the certificate numbers of the holder’s notes to be delivered for purchase, if they are in certificated form;

•	the principal amount of the notes to be purchased, which must be an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the indenture.

A holder that has delivered a purchase notice may withdraw the purchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the third business day before the purchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to purchase its notes;

•	the certificate numbers of the notes being withdrawn, if they are in certificated form;

•	the principal amount being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the purchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the purchase price for a note for which the holder has delivered and not validly withdrawn a purchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the note on or before the third business after the later of the purchase date and the time of delivery of the note, together with necessary endorsements.

If the paying agent holds on a purchase date money sufficient to pay the purchase price due on a note in accordance with the terms of the indenture, then, on and after that purchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the note.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the purchase price for all notes holders have elected to have us purchase. Furthermore, the terms of our existing or future indebtedness may limit our ability to pay the purchase price to purchase notes. See “Risk Factors—If we are unable to comply with the restrictions and covenants in our revolving credit facilities or other debt agreements, there would be a default under the terms of these agreements, and this could result in an acceleration of payment of funds that have been borrowed” and “Certain Other Indebtedness.” Our failure to purchase the notes when required would result in an event of default with respect to the notes.

We will not purchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to those notes or a default arising from our failure to provide the notice described above.

Our amended revolving credit facilities may in certain circumstances prohibit our purchase of the notes on the purchase dates if we are in default under those facilities. See “Risk Factors—We may be prohibited from making certain payments under the notes in the event of certain defaults under our revolving credit facilities, including payments in respect of redemptions, repurchases at the option of the holder and payments upon conversion.”

In connection with any purchase offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NOTES UPON A FUNDAMENTAL CHANGE

If a “fundamental change,” as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the “fundamental change repurchase date,” as described below.

However, if the fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the repurchase price will not include any accrued and unpaid interest.

We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 35 days, and no earlier than 20 days, after the date we have mailed a notice of the fundamental change, as described below.

Within 20 business days after the occurrence of a fundamental change, we must mail to all registered holders of notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. We must also publicly release, through a reputable national newswire service, and publish on our website, a notice of the fundamental change. The notice must state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase date;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the names and addresses of the paying agent and the conversion agent;

•	the procedures that holders must follow to exercise their repurchase right;

•	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

•	that notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the third business day immediately preceding the fundamental change repurchase date. This written notice must state:

•	the certificate numbers of the notes that the holder will deliver for repurchase, if they are in certificated form;

•	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the third business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its notes;

•	the certificate numbers of the notes being withdrawn, if they are in certificated form;

•	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not validly withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the note on or before the third business day after the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.

For a discussion of certain tax considerations applicable to a holder upon the exercise of the repurchase right, see “Certain U.S. Federal Income Tax Considerations.”

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note.

A “fundamental change” generally will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”

A “change in control” generally will be deemed to occur at such time as:

•	any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

•	there occurs a sale, transfer, lease, conveyance or other disposition (other than a “permitted transfer” as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” above) of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934;

•	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

•	the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

•	both of the following conditions are satisfied (we refer to such a transaction as a “listed stock business combination”):

•	at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such consolidation or merger); and

•	as a result of such consolidation or merger, the notes become convertible into cash and, if applicable, solely such common stock and associated rights;

•	the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the first issue date of the notes constituted our board of directors; and

•	any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved; or

•	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, the terms of our existing or future indebtedness may limit our ability to pay the repurchase price to repurchase notes. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. The exercise by holders of the notes of their right to require us to repurchase their notes upon a fundamental change could cause a default under our other outstanding indebtedness, even if the fundamental change itself does not.

We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes. See “Risk Factors—If we are unable to comply with the restrictions and covenants in our revolving credit facilities or other debt agreements, there would be a default under the terms of these agreements, and this could result in an acceleration of payment of funds that have been borrowed” and “Certain Other Indebtedness.”

In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.

Our amended revolving credit facilities may in certain circumstances prohibit our repurchase of the notes if we are in default under those facilities. See “Risk Factors—We may be prohibited from making certain payments under the notes in the event of certain defaults under our revolving credit facilities, including payments in respect of redemptions, repurchases at the option of the holder and payments upon conversion.”

In connection with any fundamental change offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

RANKING

The notes are our unsecured senior obligations and rank equally with all our other unsecured senior indebtedness. However, the notes are effectively subordinated to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness including, in certain circumstances, our revolving credit facilities, our 7.5% notes and our 5.875% senior notes. The notes are also effectively subordinated to all liabilities of our subsidiaries, including Serologicals’ 4.75% convertible senior subordinated debentures and trade payables and lease obligations of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon a liquidation or reorganization of that subsidiary, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by those subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of those subsidiaries and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

CONSOLIDATION, MERGER AND SALE OF ASSETS

The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person, whether in a single transaction or series of related transactions, unless, among other things:

•	such other person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

•	such person assumes all of our obligations under the notes and the indenture; and

•	no default or event of default exists immediately after giving effect to the transaction or series of transactions.

When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate.

Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes, as described under “—Holders May Require Us to Repurchase their Notes Upon a Fundamental Change.”

There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

EVENTS OF DEFAULT

The following are events of default under the indenture for the notes:

•	our failure to pay the principal of or premium, if any, on any note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change or otherwise;

•	our failure to pay an installment of interest, contingent interest or additional interest, if any, on any note when due, if the failure continues for 30 days after the date when due;

•	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

•	our failure to timely provide notice as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change,” “—Purchase of Notes by Us at the Option of the Holder” or “—Holders May Require Us to Repurchase their Notes Upon a Fundamental Change”;

•	our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

•	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $50 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 60 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;

•	failure by us or any of our subsidiaries, within 60 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds $50 million, which are not stayed on appeal; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Securities Exchange Act of 1934) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest, including contingent interest and additional interest, if any, on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest, including contingent interest and additional interest, if any, on, all notes will automatically become immediately due and payable.

After any such acceleration, the holders of a majority in aggregate principal amount of the notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

•	the rescission would not conflict with any order or decree;

•	all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived; and

•	certain amounts due to the trustee are paid.

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

•	the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the request.

However, the above limitations do not apply to a suit by a holder to enforce:

•	the payment of any amounts due on that holder’s notes after the applicable due date; or

•	the right to convert that holder’s notes in accordance with the indenture.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or premium, if any, or interest, contingent interest or additional interest, if any, on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

•	arising from our failure to convert any note in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

We will promptly notify the trustee upon our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they have actual knowledge of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each registered holder a notice of the default or event of default within 30 days after receipt of the notice. However, the trustee need not mail the notice if the default or event of default:

•	has been cured or waived; or

•	is not in the payment of any amounts due with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of holders.

MODIFICATION AND WAIVER

We may amend or supplement the indenture or the notes with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

•	change the stated maturity of the principal of, or the payment date of any installment of interest, contingent interest or additional interest on, any note;

•	reduce the principal amount of, or any premium, interest, contingent interest or additional interest on, any note;

•	change the place, manner or currency of payment of principal of, or any premium, interest, contingent interest or additional interest on, any note;

•	impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any note;

•	modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to purchase notes at their option or upon a fundamental change;

•	modify the ranking provisions of the indenture in a manner adverse to the holders of notes;

•	adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default; or

•	modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

We may, with the trustee’s consent, amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

•	evidence the assumption of our obligations under the indenture and the notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

•	give effect to the election, if any, by us referred to under “Conversion Rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change—Fundamental changes involving an acquisition of us by a public acquirer”;

•	make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

•	make any changes or modifications to the indenture necessary in connection with the registration of the public offer and sale of the notes under the Securities Act of 1933 pursuant to the registration rights agreement or the qualification of the indenture under the Trust Indenture Act of 1939;

•	secure our obligations in respect of the notes;

•	add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us; or

•	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture.

In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder in any material respect.

Except as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, by notice to the trustee, generally may:

•	waive compliance by us with any provision of the indenture or the notes, as detailed in the indenture; and

•	waive any past default or event of default and its consequences, except a default or event of default:

•	in the payment of principal of, or premium, if any, or interest, contingent interest or additional interest on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

•	arising from our failure to convert any note in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

DISCHARGE

We may generally satisfy and discharge our obligations under the indenture by:

•	delivering all outstanding notes to the trustee for cancellation; or

•	depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity or any redemption date, purchase date or fundamental change repurchase date, cash sufficient to pay all amounts due on all outstanding notes and paying all other sums payable under the indenture.

In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture.

CALCULATIONS IN RESPECT OF NOTES

We and our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, determination of the trading price of the notes, the current market price of our common stock, the number of shares, if any, issuable upon conversion of the notes and amounts of interest, contingent interest and additional interest payable on the notes. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee, as required, and, absent manifest error, the trustee is entitled to rely on the accuracy of our calculations without independent verification.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES OR STOCKHOLDERS

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

RULE 144A INFORMATION, SEC REPORTING

If at any time we are not subject to the reporting requirements of the Securities Exchange Act of 1934, we will promptly furnish to the holders, beneficial owners and prospective purchasers of the notes or underlying shares of common stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 to facilitate the resale of those notes or shares pursuant to Rule 144A. In addition, we must provide the trustee with a copy of the reports we must file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 no later than the time those reports must be filed with the SEC. The filing of these reports with the SEC through its EDGAR database within the time periods for filing the same under the Securities Exchange Act of 1934 (including, if applicable, any extension permitted by Rule 12b-25 under the Securities Exchange Act of 1934) will satisfy our obligation to furnish those reports to the trustee.

REPORTS TO TRUSTEE

We will furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

UNCLAIMED MONEY

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest, contingent interest or additional interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish (in no event later than 5 days after we request repayment) in a newspaper of general circulation in the City of New York, or mail to each registered holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

PURCHASE AND CANCELLATION

The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity (including in the form of a bond) reasonably satisfactory to us and the trustee.

TRUSTEE AND TRANSFER AGENT

The trustee for the notes is Wilmington Trust Company, and we have appointed Citibank, N.A. as the paying agent, bid solicitation agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. Wilmington Trust Company and Citibank, N.A. and their respective affiliates have in the past provided or may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

The transfer agent for our common stock is American Stock Transfer & Trust Company.

LISTING AND TRADING

The notes are not listed on any securities exchange or included in any automated quotation system. The notes issued in the private placement are eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc. The notes sold using this prospectus, however, will no longer be eligible for trading in The PORTAL Market. We do not intend to list the notes on any other national securities exchange or automated quotation system. No assurance can be given as to the liquidity of or trading market for the notes. Our common stock is quoted on The New York Stock Exchange under the symbol “MIL.”

FORM, DENOMINATION AND REGISTRATION OF NOTES

General

The notes were issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See “—Global securities” below for more information. The trustee need not:

•	register the transfer of or exchange any note for a period of 20 days before selecting notes to be redeemed;

•	register the transfer of or exchange any note during the period beginning at the opening of business 20 days before the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a purchase notice or fundamental change repurchase notice, except, in the case of a partial redemption, purchase or repurchase, that portion of the notes not being redeemed, purchased or repurchased.

See “—Global securities” and “—Certificated securities” for a description of additional restrictions that apply to the notes.

We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities

Global securities have been deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC.

Except in the limited circumstances described below and in “—Certificated securities,” holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

The global securities are held by DTC in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture, the notes and the registration rights agreement. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

•	an event of default has occurred and is continuing and the trustee has received a request from DTC to issue certificated securities.

Settlement and payment

We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder’s registered address.

We expect the notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the initial purchasers or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus concerning DTC and it book-entry system from sources that we believe to be reliable, but neither we nor the initial purchasers take any responsibility for the accuracy of this information.

REGISTRATION RIGHTS, ADDITIONAL INTEREST

In connection with the private placement of the notes in June 2006, we entered into a registration rights agreement pursuant to which we agreed to file with the SEC a shelf registration statement, of which this prospectus forms a part, that covers resales of registrable securities (as described below) by holders who satisfy certain conditions.

In addition, we agreed to use our reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act of 1933 until there are no registrable securities outstanding.

We are permitted, however, to prohibit offers and sales of registrable securities pursuant to the shelf registration statement for a period not to exceed an aggregate of 45 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period, under certain circumstances and subject to certain conditions. We refer to such any period during which we may prohibit offers and sales as a “suspension period.”

“Registrable securities” generally means each note and each underlying share of common stock issuable upon conversion of the notes until the earliest of:

•	June 13, 2008;

•	the date the note or share has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement; or

•	the date when the note or share has been publicly sold pursuant to Rule 144 under the Securities Act of 1933.

In order to have their registrable securities included in the shelf registration statement, a holder of registrable securities must deliver certain information to be used in connection with the shelf registration statement. Any holder that does not complete and deliver a questionnaire or provide the required information will not be named as a selling securityholder in the shelf registration statement, will not be permitted to sell any registrable securities held by that holder pursuant to the registration statement of which this prospectus forms a part and will not be entitled to receive any of the additional interest described in the following paragraph. The absence of an effective shelf registration statement may limit a holder’s ability to sell its registrable securities or may adversely affect the price at which it may sell its registrable securities.

If:

•	a holder supplied the questionnaire described below after the fifth business day before the effective date of the shelf registration statement, and we fail to supplement or amend the shelf registration statement, or file a new registration statement, in accordance with the terms of the registration rights agreement, in order to add such holder as a selling securityholder;

•	the shelf registration statement ceases to be effective (without being succeeded immediately by an additional registration statement that is filed and immediately becomes effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) that exceeds an aggregate of 45 days in any three-month period or an aggregate of 90 days in any 12-month period; or

•	we fail to name as a selling securityholder, in the shelf registration statement or any amendment to the shelf registration statement or in any prospectus relating to the shelf registration statement at the time we file the prospectus or, if later, the time the related shelf registration statement or amendment becomes effective under the Securities Act of 1933, any holder that is entitled to be so named as a selling securityholder, then we will pay additional interest to each holder of registrable securities who has provided to us the required selling securityholder information (or, in the case of the second or fourth bullet points above, the applicable holder or holders). We refer to each event described in the bullet points above as a “registration default.”

The additional interest we must pay while there is a continuing registration default accrues at a rate per year equal to 0.25% for the 90-day period beginning on, and including, the date of the registration default, and thereafter at a rate per year equal to 0.50%, of the aggregate principal amount of the applicable notes.

Additional interest will not accrue on any note after it has been converted into cash and, if applicable, shares of our common stock. If a note ceases to be outstanding during a registration default, we will prorate the additional interest to be paid with respect to that note. In no event will additional interest be payable with respect to any registration default relating to a failure to register the common stock underlying the notes. For avoidance of doubt, if we fail to register both the notes and the underlying common stock, then additional interest will be payable in connection with the registration default relating to the failure to register notes.

So long as a registration default continues, we will pay additional interest in cash on June 1 and December 1 of each year to each holder who is entitled to receive additional interest in respect of a note of which the holder was the holder of record at the close of business on the immediately preceding May 15 and November 15, respectively. If we call a note for redemption, purchase a note pursuant to a purchase at the holder’s option or repurchase a note upon a fundamental change, and the redemption date, purchase date or fundamental change repurchase date is after the close of business on a record date and before the related additional interest payment date, we will instead pay the additional interest to the holder that submitted the note for redemption, purchase or repurchase, rather than, if different, the holder of record at the close of business on that record date.

Following the cure of a registration default, additional interest will cease to accrue with respect to that registration default. In addition, no additional interest will accrue after the end of the period during which we must keep the shelf registration statement of which this prospectus forms a part effective under the Securities Act of 1933 or on any security that ceases to be a registrable security. However, we will remain liable for any previously accrued additional interest. Other than our obligation to pay additional interest, we will not have any liability for damages with respect to a registration default on any note.

A holder who sells such securities pursuant to a shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus supplement and to deliver (as provided by the regulations under the Securities Act of 1933) a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). We will furnish to each selling securityholder, upon request, a copy of the shelf registration statement and the related prospectus and take certain other actions to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes as are required under the registration rights agreement.

A holder of registrable securities that did not provide us with a completed questionnaire or the information called for by it on or before the fifth business day before the date the shelf registration statement, of which this prospectus forms a part, became effective will not have been named as a selling securityholder in the shelf registration statement when it became effective and will not able to use the shelf registration statement to resell its registrable securities. However, such a holder of registrable securities may thereafter provide us with a completed questionnaire, following which we will, within 30 days after that date (except as described below), file a supplement to this prospectus or, if required, file a post-effective amendment or a new shelf registration statement in order to permit resales of such holder’s registrable securities. However, if we receive the questionnaire during a suspension period, or we initiate a suspension period within five business days after we receive the questionnaire, then we will, except as described below, make the filing within 30 days after the end of the suspension period. In any event, we will not be required to file more than one supplement to the prospectus per 30-day period in order to name as a selling securityholder any holder that provides us with a completed questionnaire after the fifth business day before the date the shelf registration statement, of which this prospectus forms a part, became effective. If we file a post-effective amendment or a new registration statement, then we will use our reasonable best efforts to cause the post-effective amendment or new registration statement to become effective under the Securities Act of 1933 as promptly as practicable, but in any event by the 45th day after the date the registration rights agreement requires us to file the post-effective amendment or new registration statement. However, if a post-effective amendment or a new registration statement is required in order to permit resales by holders seeking to include registrable securities in the shelf registration statement after the effectiveness of the shelf registration statement, we will not be required to file more than one post-effective amendment or new registration statement for such purpose in any 90-day period.

No holder may sell its registrable securities in an underwritten offering pursuant to a shelf registration statement without our prior written consent.

To the extent that any holder of registrable securities identified in the shelf registration statement, of which this prospectus forms a part, is a broker-dealer, or is an affiliate of a broker-dealer that did not acquire its registrable securities in the ordinary course of its business or that at the time of its purchase of registrable securities had an agreement or understanding, directly or indirectly, with any person to distribute the registrable securities, we understand that the SEC may take the view that such holder is, under the SEC’s interpretations, an “underwriter” within the meaning of the Securities Act of 1933. Any holder, whether or not it is an “underwriter,” who sells securities by means of the prospectus relating to the shelf registration statement will be subject to certain potential liabilities arising under the Securities Act for material misstatements or omissions contained in the prospectus. However, a holder of registrable securities that is deemed to be an “underwriter” within the meaning of the Securities Act of 1933 may be subject to additional liabilities under the federal securities laws for misstatements and omissions contained in the shelf registration statement.

Pursuant to the registration rights agreement, each holder must indemnify us for certain losses in connection with the shelf registration statement.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request as described under “Where You Can Find More Information.”

GOVERNING LAW

The indenture, the notes and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s conflicts of laws principles.

Description of Capital Stock

Common Stock

We are authorized to issue 120,000,000 shares of common stock, par value $1.00 per share, of which 53,278,855 are issued and outstanding as of July 28, 2006. Holders of common stock are entitled to one vote for each share held and have no preemptive or other rights to subscribe for additional shares. There are no cumulative voting rights, with the result that holders of more than 50% of the shares of common stock are able to elect 100% of our directors. All outstanding shares of common stock are validly issued and fully paid and nonassessable. Holders of common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Upon any voluntary or involuntary liquidation, dissolution or winding up of Millipore, the holders of common stock are entitled to receive the net assets of Millipore, after we have satisfied or made provision for our debts and obligations and for the payment to holders of shares of any class or series having preferential rights to receive distributions of the net assets of the Company.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Shareholder Rights Plan

We have a shareholder rights plan, which is set forth in the Amended and Restated Common Stock Rights Agreement, as amended. Under that plan, each outstanding share of our common stock (including shares of common stock, if any, issued upon conversion of the notes) is accompanied by a stock purchase right, which is currently unexercisable, that would allow the holder to purchase one share of our common stock at price per share of $200, subject to adjustment, if triggered. If any person or group of affiliated or associated persons (other than us and our affiliates) acquires or makes a tender offer or an exchange offer to purchase 20% or more of our common stock, the rights are triggered and each holder of a stock purchase right will have the right to receive shares of our common stock (or, in certain circumstances, cash, property or other securities of us) having a market value equal to two times the exercise price of the right. Thus, if the exercise price is $200, the holder of a stock purchase right would be entitled to receive $400 in market value of our common stock for a payment of $200. Also, in the event that we were acquired in a merger or other business combination, or that more than 25% of our assets or earning power were sold, each holder of a stock purchase right would have the right to exercise such stock purchase right and thereby receive common stock of the acquiring company with a market value equal to two times the exercise price of the right. The plan, however, prohibits the acquiror from exercising its stock purchase rights. As a result, the acquiror’s ownership would be substantially diluted if our shareholders were to exercise their stock purchase rights.

The stock purchase rights will expire on April 30, 2008, if not earlier redeemed by action of our board.

The stock purchase rights are described more completely in the amended and restated common stock rights agreement itself, which was filed as Exhibit 1 to our Current Report on Form 8-K filed on April 30, 1998, the agreement of substitution and amendment of common stock rights agreement, which was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and the amendment of common stock rights agreement, which was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. The foregoing summary of certain provisions of the shareholder rights plan and the related stock purchase rights may not include all of the information or provisions that are important to you and is subject to, and qualified in its entirety by reference to, the foregoing exhibits.

Massachusetts Law

Certain acquisitions of our common stock are subject to the provisions of Chapter 110D of the Massachusetts General Laws (“Chapter 110D”). Under Chapter 110D, shares of common stock acquired in a “control share acquisition” will not have voting rights unless a majority of all shares entitled to vote generally in the election of directors, excluding “interested shares,” determines to grant voting rights to such shares. “Interested shares” are shares beneficially owned by any person who has acquired or proposes to acquire shares of Millipore in a control share acquisition, as well as officers and employees of Millipore who are also directors of Millipore. Subject to various exceptions set forth in Chapter 110D, a control share acquisition generally means an acquisition of our common stock in which the acquiror, including the acquiror’s associates, acquires beneficial ownership of stock which, when aggregated with all of our other stock owned by the acquirer and their associates causes their voting power to be in one of the following ranges of voting power: (i) one fifth or more but less than one third, (ii) one third or more but less than a majority or (iii) a majority or more. All shares acquired within ninety days before or after a control share acquisition or pursuant to a plan to make a control share acquisition are deemed to be part of the same control share acquisition.

Under Chapter 110F of the Massachusetts General Laws (“Chapter 110F”), we may not engage in a “business combination” with an “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to the date the stockholder became an interested stockholder our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 90% of our voting stock or (iii) on or subsequent to the date the stockholder becomes an interested stockholder, the business combination is approved by our board of directors and authorized by at least two-thirds of our outstanding voting stock not owned by the interested stockholder. The term “interested stockholder” is generally defined in Chapter 110F to mean any person other than us or our majority owned subsidiary who, together with associates and affiliates, is the owner of 5% or more of our outstanding voting stock. In certain instances involving acquisitions by brokers or dealers, banks, insurance companies, investment companies or certain others who have not acquired the voting securities with any purpose of, or with the effect of, changing or influencing the control of Millipore, the 5% threshold is increased to 15%. The term “business combination” is defined in Chapter 110F to include (i) any merger or consolidation of Millipore or any majority owned subsidiary with the interested stockholder or any other corporation if the merger or consolidation is caused by the interested shareholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of the corporation, to or with the interested stockholder, of assets of Millipore or any majority owned subsidiary having a market value equal to 10% or more of either the market value of our assets or the market value of the our outstanding stock, (iii) any transaction which results in the issuance or transfer by Millipore or any majority owned subsidiary of any of our stock or of any majority owned subsidiary to the interested stockholder, with certain exceptions, (iv) any transaction involving Millipore or any majority owned subsidiary that as the effect, directly or indirectly, of increasing the proportionate share of the stock which is owned by the interested shareholder and (v) certain other transactions.

Section 8.06 of Chapter 156D of the Massachusetts General Laws requires that each publicly held Massachusetts corporation have a classified, or staggered, board of directors, unless the corporation opts out of the statute’s coverage by vote of the board of directors or two-thirds of each class of stock at a meeting. Section 8.06 further provides that directors may be removed only for cause, as defined in the statute. Our by-laws provide for the division of the number of our directors into three classes.

Section 7.04 of Chapter 156D of the Massachusetts General Laws allows shareholders to approve actions by unanimous written consent or, to the extent permitted by a corporation’s articles of organization, by written consent of shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting. Our articles of organization do not currently permit shareholder action by less than unanimous written consent, but we may amend them at any time to provide such permission.

Certain U.S. Federal Income Tax Considerations

IN GENERAL

The following discussion is intended to be a summary of material U.S. federal income tax consequences of the ownership and disposition of the notes and common stock received upon conversion of the notes. Due to the complexity of the tax laws of the United States and other taxing jurisdictions, the uncertainty, in some instances, as to the manner in which such laws apply to holders, and possible changes in law, it is particularly important that each holder consult with its own tax advisor regarding the tax treatment of the ownership and disposition of the notes and common stock received upon conversion of the notes under the laws of any federal, state, local or other taxing jurisdiction. This summary:

•	is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change at any time (possibly with retroactive effect) or to different interpretations;

•	provides no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the conclusions described herein, and the Company has not obtained, nor does the Company intend to obtain, a ruling from the IRS on the U.S. federal income tax consequences of acquiring, holding or disposing of the notes or any common stock received upon conversion of the notes;

•	does not discuss the tax consequences to holders that do not hold the notes and any common stock received upon conversion of the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes);

•	does not discuss all of the tax consequences that may be relevant to a holder in light of such holder’s particular circumstances (such as the application of the alternative minimum tax) or that may be relevant because a holder is subject to special rules, such as rules applicable to financial institutions, insurance companies, S corporations, regulated investment companies, tax-exempt investors, holders whose “functional currency” is not the U.S. dollar, traders or dealers in securities or foreign currencies, persons holding the notes as part of a hedge, straddle, “constructive sale,” “conversion transaction” or other integrated transaction for tax purposes, or certain former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code;

•	does not discuss the effect of any U.S. federal gift or estate tax laws (except as specifically described below with respect to non-U.S. holders), the laws of any U.S. state or locality, or any foreign tax laws. As used herein, the term “U.S. holder” means a beneficial owner of a note (or common stock received upon conversion of a note) that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if, in general, (a) the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) a valid election is in place to treat the trust as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a note (or common stock received upon conversion of a note) that is not a U.S. holder and is not a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note (or common stock received upon conversion of a note), the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership for U.S. federal income tax purposes and partners in such a partnership should consult their tax advisors about the U.S. federal, state, local, foreign, and other tax consequences of the purchase, ownership and disposition of the notes (or common stock received upon conversion of a note).

Each prospective purchaser of the notes is urged to consult its own tax advisor concerning the consequences, in its particular circumstances, of ownership and disposition of the notes, and any common stock received upon conversion of the notes, under the U.S. federal tax laws and the laws of any relevant state, local or non-U.S. taxing jurisdiction (including the application of relevant tax treaties).

CLASSIFICATION OF THE NOTES

Pursuant to the terms of the indenture governing the notes, we agree, and by purchase of the notes, each holder and any beneficial holder of a note is deemed to have agreed, to treat the notes for U.S. federal income tax purposes as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “CPDI regulations”), and to be bound by our application of the CPDI regulations, including our determination of the comparable yield, as defined below. The remainder of this discussion assumes that the notes will be treated in accordance with the agreement and our determinations.

A revenue ruling issued by the IRS addresses convertible instruments having contingent payments similar in some respects to the notes and supports certain aspects of the treatment described below. Nevertheless, the proper U.S. federal income tax treatment of a holder of a note is uncertain in various respects, and no assurance can be given that the IRS will not challenge the treatment of the notes described herein (including our position that the contingent payments on the notes are neither “remote” nor “incidental” (as defined in the CPDI regulations) and our determination of the comparable yield) or our deductions for interest paid with respect to the notes. Such a challenge, if successful, could affect the amount, timing and character of income, gain or loss in respect of an investment in notes, a holder’s holding period and adjusted tax basis with respect to any common stock received upon conversion of the notes, and our interest deductions.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

Accrual of Interest on the Notes

Under the CPDI regulations, a U.S. holder generally will be required to accrue interest income on the notes, which is sometimes referred to as original issue discount, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. holder generally will be required to include interest in its taxable income each year significantly in excess of the stated semi-annual cash interest payable and any contingent interest payments actually received in such year.

The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

(1) the product of (a) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (b) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;

(2) divided by the number of days in the accrual period; and

(3) multiplied by the number of days during the accrual period that the U.S. holder held the notes.

The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below in “Adjustments to Interest

Accruals on the Notes,” and decreased by the amount of any noncontingent payments and the amount of any contingent payments projected to have been previously made with respect to the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

Under the rules governing contingent payment debt obligations, the term “comparable yield” means the annual yield that we would pay, as of the initial issue date, on a nonconvertible, fixed-rate debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We intend to take the position that the comparable yield for the notes is 6.94%, compounded semi-annually.

The CPDI regulations require that we provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payments”) on the notes. This schedule is required to produce the comparable yield. The projected payment schedule for the notes includes the semi-annual cash interest payable on the notes at the rate of 3.75% per annum, estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the features of the note, including the conversion feature.

The precise manner of calculating the comparable yield and projected payment schedule is not entirely clear under the CPDI regulations. If the comparable yield or projected payment schedule were successfully challenged by the IRS, the redetermined comparable yield or projected payment schedule could differ materially from the comparable yield or projected payment schedule provided by us.

U.S. holders may obtain the projected payment schedule by submitting a written request for such information to: Millipore Corporation, 290 Concord Road, Billerica, Massachusetts 01821, Attention: Chief Financial Officer.

For U.S. federal income tax purposes, and pursuant to the terms of the indenture governing the notes, each holder and any beneficial holder of a note is deemed to have agreed, by purchase of the notes, to be bound by our determinations regarding the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below in “—Adjustments to Interest Accruals on the Notes,” in respect of the notes.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. holder’s interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable with respect to the notes.

Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the Notes

If a U.S. holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess. This “net positive adjustment” will be treated as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year.

If a U.S. holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This “net negative adjustment” will (a) first reduce the U.S. holder’s interest income on the notes for that taxable year, and (b) to the extent of any amount remaining after the application of (a), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the notes during the prior taxable years (reduced to the extent such interest was offset by prior net negative adjustments). Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward and treated as a negative adjustment in the succeeding taxable year and will offset future interest income accruals in respect of the notes and, to the extent not so used, will reduce the amount realized on the sale, exchange, conversion, redemption or retirement of the notes.

Purchase for Premium or Discount

If a U.S. holder purchases the notes at a premium or discount to the notes’ adjusted issue price at the time of purchase, the U.S. holder must reasonably allocate any difference between the adjusted issue price of the notes at the time of the purchase and the price paid by the U.S. holder to daily portions of interest or projected payments over the remaining term of the notes. If the price paid by the U.S. holder is less than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. If the price paid by the U.S. holder is greater than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. U.S. holders should consult their own tax advisors concerning the operation of these rules and the allocation of the premium or discount.

Sale, Exchange, Conversion or Redemption

Generally, the sale or exchange of a note, or the redemption of a note for cash, will result in taxable gain or loss to a U.S. holder. In addition, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat any receipt of our common stock by a U.S. holder upon the conversion of a note as a contingent payment under the CPDI regulations. As described above, holders are bound by our determination of the comparable yield and the schedule of projected payments.

Under this treatment:

•	A U.S. holder generally will have gain or loss on a sale, exchange, conversion, redemption or other disposition equal to the difference between (a) the amount of cash received by the U.S. holder plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received upon conversion, and (b) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the U.S. holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any noncontingent payments and the amount of any contingent payments projected to have been previously made on the notes to the U.S. holder.

•	A U.S. holder’s tax basis in any of our common stock received upon a conversion of a note will equal the fair market value of such common stock on the date of the conversion. The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

•	Gain recognized upon a sale, exchange, conversion, redemption (including a redemption of notes at our option or a purchase of notes by us at the option of the holder) or other disposition of a note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income (less previous negative adjustments), and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations. All U.S. holders should consult their tax advisors regarding the treatment of capital losses.

•	If a U.S. holder elects to have us repurchase its notes in connection with certain fundamental changes, it will in certain circumstances receive a make-whole premium, which generally will be treated in the same manner as other proceeds of a disposition.

Constructive Dividends

The conversion rate of the notes is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury regulations issued thereunder, an adjustment in the conversion rate, or the failure to make such an adjustment, may under particular circumstances be treated as a constructive taxable dividend to U.S. holders of our notes or common stock to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the proportionate interest of a U.S. holder of notes in our earnings and profits generally should not result in a constructive distribution as long as the adjustment does not compensate the U.S. holder of notes for taxable distributions to our stockholders. However, in other circumstances, adjustments (or the failure to make adjustments) may result in a constructive distribution to U.S. holders of notes or common stock, taxable to the holders even though they did not receive any cash or property. In such event, a U.S. holder should receive an increase in the holder’s basis in the note. For example, if at any time we make a distribution of property (including cash) to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the antidilution provisions of the notes, the conversion rate of the notes is increased, such increase generally will be deemed to be the payment of a taxable dividend to holders of the notes. Conversely, if an event occurs that dilutes the interests of holders of our notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of common stock could be treated as a taxable stock dividend to the holders of our common stock. See the discussion below under “—Dividends on Common Stock” for the tax treatment of such constructive dividends to a U.S. holder.

Dividends on Common Stock

If a U.S. holder converts a note into cash and our common stock, distributions on our common stock that are paid out of our current or accumulated earnings and profits, as defined for U.S. federal income tax purposes, generally will constitute dividends includible in the income of the holder as ordinary dividend income. Certain U.S. holders (including U.S. individuals) may qualify for preferential rates of U.S. federal income taxation in respect of dividend income distributed in taxable years beginning on or before December 31, 2010 under certain circumstances. Subject to applicable limitations, holders that are U.S. corporations will be eligible for a dividends-received deduction with respect to distributions that are dividends. Constructive dividends on the notes (described above) likely will not be eligible for these preferential rates or for the dividends-received deduction. To the extent a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s basis in the common stock. Any distribution in excess of the holder’s basis in the common stock will be treated as capital gain, which will be long-term or short-term depending on the holding period of the U.S. holder in such common stock.

Sale of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale or exchange of our common stock. The U.S. holder’s gain or loss will equal the difference between the proceeds (which includes the amount of cash and the fair market value of any property) received by the holder and the holder’s tax basis in the common stock, which generally will be the fair market value of the common stock at the time of conversion. Such gain or loss will be long-term capital gain or loss if the holder’s holding period for the common stock is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting with respect to certain accruals or payments, including accruals and payments of principal and interest on, and income on conversion of, the notes, dividends on our common stock acquired upon conversion of a note and the proceeds from the sale, exchange, redemption, or other disposition of the notes or our common stock. A U.S. holder that is subject to information reporting generally will be subject to backup withholding with respect to amounts paid to the U.S. holder at the applicable rate (currently 28%) if the U.S. holder fails to provide its taxpayer identification number and to comply with certain certification procedures or otherwise establish an exemption from backup withholding, or if we are notified by the IRS that such withholding is required. The amount of any backup withholding from a payment to the U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided the required information is furnished to the IRS. Certain U.S. holders, including corporations, tax-exempt organizations and individual retirement accounts, are exempt from backup withholding and information reporting. U.S. holders should consult their tax advisors regarding the applicability of backup withholding and information reporting.

We will report to the IRS and to U.S. holders of notes or common stock any amounts subject to information reporting for each calendar year and the amount of tax withheld, if any, with respect to such payments.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

Although the following discussion applies specifically to non-U.S. holders, it is not exhaustive. The preceding discussion applicable to U.S. holders, to the extent it addresses the recognition of income, gain or loss with respect to the notes and common stock into which the notes have been converted, the adjusted issue price of the notes and the adjusted tax basis of the notes and common stock into which the notes have been converted, generally also applies to non-U.S. holders.

The discussion below does not apply to a non-U.S. holder if the interest and gain such holder receives is effectively connected with its conduct of a U.S. trade or business, and, if a tax treaty applies, the income is attributable to a permanent establishment or fixed base in the United States. Such a holder generally will be subject to rules similar to those described above for U.S. holders and will not be subject to withholding if certain certification requirements are met, generally by providing IRS Form W-8ECI or applicable successor form. In addition, a corporate non-U.S. holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. Non-U.S. holders should consult their tax advisors concerning the applicability of the U.S. federal tax laws and the laws of any relevant state, local or non-U.S. taxing jurisdiction.

Payments and Accruals on the Notes

Generally, payments and accruals of interest income on the notes, including, a payment in common stock, cash, or a combination of stock and cash pursuant to a conversion or redemption at the option of the holder, and any gain realized upon the sale, exchange, redemption, retirement or other disposition of a note to a non-U.S. holder will not be subject to a U.S. withholding tax provided that:

•	the non-U.S. holder does not own, actually or constructively (pursuant to the conversion feature of the notes or otherwise), 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” (within the meaning of the Code) that is related to us, actually or constructively through stock ownership;

•	the non-U.S. holder is not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder satisfies certain certification requirements; and

•	in the case of gain realized on the sale, exchange, conversion or redemption of the notes by a non-U.S. holder meeting certain ownership requirements, we are not, and have not been at any time within the shorter of the five-year period preceding such sale or other disposition and the period the non-U.S. holder held the note, a “United States real property holding corporation” within the meaning of Section 897 of the Code. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code and do not expect that we will become one in the future.

A non-U.S. holder can meet the certification requirements mentioned above by providing a valid Form W-8BEN or appropriate substitute form to us, or our paying agent. If a non-U.S. holder holds the notes through a financial institution or other agent acting on the holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to foreign partnerships and certain other pass-through entities, the certification requirements generally will apply to the partners or other interest holders rather than the partnership or other passthrough entity.

Dividends on Common Stock and Constructive Dividends

A non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty provided the non-U.S. holder satisfies applicable certification requirements) on distributions by us with respect to our common stock that are treated as dividends paid (and on dividends deemed paid on the notes or common stock, as described above under “—Certain U.S. Federal Income Tax Consequences to U.S. Holders—Constructive Dividends”). In the case of dividends deemed paid on the notes or the common stock resulting from adjustment, or failures to make adjustments to the conversion rate of the note, the indenture provides that, because such deemed dividend distribution will not give rise to any payments from which any applicable withholding tax can be satisfied, we may set-off any such withholding tax against payments on the notes or on the common stock received upon conversion.

Sale or Exchange of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain upon the sale, exchange or other disposition of common stock, unless:

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are, or have been at any time within the shorter of the five-year period preceding such sale or other disposition and the period the non-U.S. holder held the note, a “United States real property holding corporation” within the meaning of Section 897 of the Code and the non-U.S. holder meets certain ownership requirements. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code and do not expect that we will become one in the future.

Death of a Non-U.S. Holder

A note beneficially owned by an individual who is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, at the time of death will not be includable in the decedent’s gross estate for U.S. federal estate tax purposes, provided that (a) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote and (b) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, the U.S. federal estate tax may not apply with respect to the note under the terms of an applicable estate tax treaty.

Common stock beneficially owned by an individual who is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, at the time of death will be included in the gross estate for the purpose of U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

Backup Withholding and Information Reporting

We are required to report annually to the IRS and to each non-U.S. holder the amount of interest accrued or dividends paid to that holder and the tax withheld, if any, from those payments of interest or dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting those payments of interest or dividends and withholding, if any, may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder generally will not be subject to the additional information reporting or to backup withholding at the applicable rate (currently 28%) with respect to payments of interest on the notes or dividends on common stock, or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of the notes or common stock to or through a U.S. office of any broker, as long as the holder:

•	has furnished to the payor or broker a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person;

•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations; or

•	otherwise establishes an exemption.

The payment of the proceeds from the sale or other disposition of the notes or common stock outside the United States to or through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding. However, a sale or disposition of the notes or common stock will be subject to information reporting, but not backup withholding, if it is to or through a non-U.S. office of a U.S. broker or a non-U.S. broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE AND THE COMPANY MAKES NO REPRESENTATION AS TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES AND COMMON STOCK RECEIVED UPON CONVERSION OF THE NOTES. THE PROPER TAX TREATMENT OF A HOLDER OF NOTES IS UNCERTAIN IN VARIOUS RESPECTS. ACCORDINGLY, EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND SHARES OF OUR COMMON STOCK ACQUIRED UPON CONVERSION OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

Selling Securityholders

We originally issued the notes in a private placement in June 2006 to UBS Securities LLC, Goldman, Sachs & Co., Banc of America Securities LLC, ABN Amro Incorporated, HSBC Securities (USA) Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Thomas Weisel Partners LLC and First Analysis Securities Corporation. The initial purchasers resold the notes to purchasers in transactions exempt from registration pursuant to Rule 144A under the Securities Act of 1933.

Selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933. Any profits realized by the selling securityholders may be deemed to be underwriting commissions.

The table below, which has been prepared based on information furnished to us by or on behalf of the selling securityholders named therein, sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and may offer pursuant to this prospectus and the numbers of shares of common stock into which those notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.

We have prepared the table below based on information received from the selling securityholders on or prior to August 8, 2006. However, any or all of the notes or shares of common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or number of shares of common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time, and we may not be made aware of changes in the ownership of our notes. Any changed information that is provided to us by selling securityholders will be set forth in prospectus supplements to this prospectus.

Name	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount (and Percentage) of Notes to be Owned After Completion of the Offering(1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered Hereby(2)	Number of Shares of Common Stock to be Owned After Completion of the Offering(1)	Percentage of Common Stock Outstanding(1)
Acuity Master Fund Ltd.	3,000,000	3,000,000	0	0	33,146	0	0
AHFP Context	300,000	300,000	0	0	3,315	0	0
Alpine Associates	5,561,000	5,561,000	0	0	61,441	0	0
Alpine Partners, L.P.	817,000	817,000	0	0	9,027	0	0
ALTMA Fund Sicav PLC in Respect of Grafton Sub Fund	950,000	950,000	0	0	10,496	0	0
ALTMA Fund Sicav PLC in Respect of Trinity Sub-Fund	860,000	860,000	0	0	9,502	0	0
AM International E MAC 63 Ltd	1,905,000	1,905,000	0	0	21,047	0	0
AM Master Fund I, LP	3,571,000	3,571,000	0	0	39,454	0	0
American Skandia Trust	2,000,000	2,000,000	0	0	22,097	0	0
Argent Classic Convertible Arbitrage Fund, L.P.	1,040,000	1,040,000	0	0	11,490	0	0
Argent Classic Convertible Arbitrage Fund II, L.P.	250,000	250,000	0	0	2,762	0	0

Name	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount (and Percentage) of Notes to be Owned After Completion of the Offering(1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered Hereby(2)	Number of Shares of Common Stock to be Owned After Completion of the Offering(1)	Percentage of Common Stock Outstanding(1)
Argent Classic Convertible Arbitrage Fund Ltd.	9,970,000	9,970,000	0	0	110,154	0	0
Argent LowLev Convertible Arbitrage Fund LLC	190,000	190,000	0	0	2,099	0	0
Argent LowLev Convertible Arbitrage Fund II LLC	190,000	190,000	0	0	2,099	0	0
Argent LowLev Convertible Arbitrage Fund, Ltd.	10,890,000	10,890,000	0	0	120,318	0	0
Argentum Multi-Strategy Fund Ltd.-Classic	120,000	120,000	0	0	1,326	0	0
Aristeia International Limited	8,360,000	8,360,000	0	0	92,365	0	0
Aristeia Partners LP	1,140,000	1,140,000	0	0	12,595	0	0
Black Diamond Convertible Offshore LDC	1,910,000	1,910,000	0	0	21,103	0	0
Black Diamond Offshore Ltd.	996,000	996,000	0	0	11,004	0	0
BNP Paribas Arbitrage	2,500,000	2,500,000	0	0	27,621	0	0
CIBC World Markets	3,000,000	3,000,000	0	0	33,146	0	0
Cincinnati Insurance Company	2,400,000	2,400,000	0	0	26,516	0	0
Citigroup Global Markets Inc.(3)	3,900,000	3,900,000	0	0	43,089	0	0
Class C Trading Company, Ltd.	3,860,000	3,860,000	0	0	42,647	0	0
Context Advantage Fund, L.P.	290,000	290,000	0	0	3,204	0	0
Context Offshore Advantage Fund, Ltd.	1,950,000	1,950,000	0	0	21,545	0	0
Credit Agricole Structured Asset Management	200,000	200,000	0	0	2,210	0	0
DBAG London	18,298,000	18,298,000	0	0	202,165	0	0
Deutsche Bank Securities Inc.(4)	500,000	500,000	0	0	5,524	0	0
Double Black Diamond Offshore LDC	6,094,000	6,094,000	0	0	67,330	0	0
Finch Tactical Plus Class B	130,000	130,000	0	0	1,436	0	0
Fore Convertible Master Fund, Ltd.	21,394,000	21,394,000	0	0	236,372	0	0
Fore Erisa Fund, Ltd.	2,047,000	2,047,000	0	0	22,616	0	0
Fore Multi-Strategy Master Fund, Ltd.	5,976,000	5,976,000	0	0	66,026	0	0
Fuji US Income Open	500,000	500,000	0	0	5,524	0	0
Good Steward Trading Co., SPC Class F	122,000	122,000	0	0	1,348	0	0
Grace Convertible Arbitrage Fund, Ltd.	3,500,000	3,500,000	0	0	38,670	0	0
Harry M. & Violet Turner Charitable Trust	100,000	100,000	0	0	1,105	0	0
HBMC	7,500,000	7,500,000	0	0	82,864	0	0
HFR CA Global Select Master Trust Account	1,800,000	1,800,000	0	0	19,887	0	0
HFR CA Select Fund	900,000	900,000	0	0	9,944	0	0
Highbridge International LLC	52,000,000	52,000,000	0	0	574,522	0	0
Institutional Benchmark Series (Master Feeder) Limited in Respect of Alcor Series	110,000	110,000	0	0	1,215	0	0

Name	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount (and Percentage) of Notes to be Owned After Completion of the Offering(1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered Hereby(2)	Number of Shares of Common Stock to be Owned After Completion of the Offering(1)	Percentage of Common Stock Outstanding(1)
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund	150,000	150,000	0	0	1,657	0	0
Institutional Benchmarks Series (Master Feeder) Ltd.	1,100,000	1,100,000	0	0	12,153	0	0
JMG Capital Partners, LP	9,750,000	9,750,000	0	66,291	107,723	66,291	*
JMG Triton Offshore Fund, Ltd.	9,750,000	9,750,000	0	66,291	107,723	66,291	*
Kamunting Street Master Fund, LTD	5,000,000	5,000,000	0	0	55,243	0	0
KBC Convertibles MAC28 Limited	5,500,000	5,500,000	0	0	60,767	0	0
KBC Diversified Fund, A Segregated Portfolio of KBC Diversified Fund, SPC.	2,500,000	2,500,000	0	0	27,621	0	0
KBC Financial Products Cayman Islands Ltd.	12,500,000	12,500,000	0	0	138,106	0	0
KBC Financial Products USA Inc.	9,800,000	9,800,000	0	0	108,275	0	0
Lord Abbett Bond Debenture Fund, Inc.	15,000,000	15,000,000	0	0	165,728	0	0
Lord Abbett Series Fund—Bond Debenture Portfolio	1,000,000	1,000,000	0	0	11,049	0	0
Lydian Global Opportunities Master Fund Limited	7,500,000	7,500,000	0	0	82,864	0	0
Lydian Overseas Partners Master Fund LTD	25,000,000	25,000,000	0	0	276,213	0	0
Lyxor Quest Fund Ltd.	4,500,000	4,500,000	0	0	49,718	0	0
Lyxor/ AM Investment Fund Ltd.	544,000	544,000	0	0	6,010	0	0
Lyxor/ Context Fund Ltd.	560,000	560,000	0	0	6,187	0	0
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	3,020,000	3,020,000	0	0	33,366	0	0
Mackay Shields LLC as Sub-Advisor to New York Life Insurance Post 82	3,460,000	3,460,000	0	0	38,228	0	0
Mackay Shields LLC as Sub-Advisor to New York Life Insurance Pre 82	1,540,000	1,540,000	0	0	17,015	0	0
Man Mac 1, Ltd.	4,083,000	4,083,000	0	0	45,111	0	0
McMahan Securities Co., LP	1,500,000	1,500,000	0	0	16,573	0	0
Merrill Lynch Insurance Group Bond Debenture Portfolio	25,000	25,000	0	0	276	0	0
Met Investor Series Trust—Bond Debenture	4,125,000	4,125,000	0	0	45,575	0	0
Nomura Securities International, Inc.	5,000,000	5,000,000	0	63,416	55,243	63,416	*
Partners Group Alternative Strategies PCC Limited	4,330,000	4,330,000	0	0	47,840	0	0
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	150,000	150,000	0	0	1,657	0	0

Name	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount (and Percentage) of Notes to be Owned After Completion of the Offering(1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered Hereby(2)	Number of Shares of Common Stock to be Owned After Completion of the Offering(1)	Percentage of Common Stock Outstanding(1)
Polygon Global Opportunities Master Fund	28,000,000	28,000,000	0	0	309,358	0	0
Quattro Fund Ltd.	2,400,000	2,400,000	0	0	26,516	0	0
Quattro Multistrategy Masterfund LP	300,000	300,000	0	0	3,315	0	0
Quest Global Convertible Master Fund Ltd.	500,000	500,000	0	0	5,524	0	0
Rhythm Fund, Ltd.	12,000,000	12,000,000	0	0	132,582	0	0
San Diego County Employees Retirement Association	2,200,000	2,200,000	0	0	24,307	0	0
Sandelman Partners Multi-Strategy Master Fund, Ltd.	30,500,000	30,500,000	0	0	336,979	0	0
Satellite Convertible Arbitrage Master Fund, LLC	2,000,000	2,000,000	0	0	22,097	0	0
Silver Convertible Arbitrage Fund, LDC	520,000	520,000	0	0	5,745	0	0
UBS O'Connor LLC F/B/O O'Connor Global Convertible Bond Master Limited	1,000,000	1,000,000	0	0	11,049	0	0
Vicis Capital Master Fund	9,000,000	9,000,000	0	0	99,437	0	0
Wachovia Securities International LTD	2,500,000	2,500,000	0	0	27,621	0	0
Worldwide Transactions Limited	210,000	210,000	0	0	2,320	0	0
Xavex Convertible Arbitrage 2 Fund	200,000	200,000	0	0	2,210	0	0
Xavex Convertible Arbitrage 10 Fund	420,000	420,000	0	0	4,640	0	0
Zazove Convertible Arbitrage Fund, L.P.	5,100,000	5,100,000	0	0	56,347	0	0
Zazove Hedged Convertible Fund, L.P.	3,200,000	3,200,000	0	0	35,355	0	0

*	Represents less than 1% of the outstanding common stock of Millipore.
(1)	Assumes the sale of all securities offered hereby (and only the securities offered hereby) on behalf of each holder by each such holder.
(2)	Represents common stock issuable upon conversion of our 3.75% Convertible Senior Notes due 2026 at an initial conversion rate of 11.0485 shares of common stock per $1,000 principal amount of notes (subject to adjustment under certain circumstances).
(3)	Citigroup Global Markets Inc. was an initial purchaser in the original private placement of the notes in June 2006.
(4)	Deutsche Bank Securities Inc. was an initial purchaser in the original private placement of the notes in June 2006.

Plan of Distribution

We will not receive any of the proceeds of the sale of the notes or the common stock issued upon conversion of the notes offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders or their pledgees, donees, transferees or any successors in interest (all of whom may be selling securityholders); or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and underlying common stock.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Any selling securityholder who is a “broker-dealer” may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. These securityholders purchased their notes in the open market, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by these securityholders. To our knowledge, none of the selling securityholders who are affiliates of broker-dealers purchased the notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. There can be no assurance that any selling securityholder will sell any or all of the notes and the underlying common stock pursuant to this prospectus. In addition, any notes and the underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. We cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

Although the notes issued in the initial placement are eligible for trading on the PORTAL Market, notes sold using this prospectus will no longer be eligible for trading in the PORTAL system. We have not listed, and do not intend to list, the notes on any securities exchange or automated quotation system. The initial purchasers advised us that they intended to make a market in the notes. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that any market for the notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the notes may be adversely affected.

Our common stock is quoted on the New York Stock Exchange under the symbol “MIL.”

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

Pursuant to the registration rights agreement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

We have agreed to pay the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Legal Matters

The validity of the notes and the shares of common stock issuable upon conversion of the notes has been passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

Following its decision to consolidate the results of its 40% owned Indian Joint-Venture (the “India JV”) in January 2006, Millipore learned as a result of its internal controls procedures that certain payment and commission practices at the India JV raise issues of compliance with the U.S. Foreign Corrupt Practices Act. Promptly upon learning of this, Millipore through its Audit and Finance Committee engaged outside counsel and commenced an investigation, and is currently implementing certain corrective actions. Millipore has notified the Securities and Exchange Commission and the Department of Justice of this matter. The operations and financial results of the India JV are not currently, and have not to date been, material to Millipore.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Millipore Corporation and its subsidiaries incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Serologicals Corporation and Subsidiaries as of January 1, 2006 and January 2, 2005 and for each of the three years in the period ended January 1, 2006 incorporated in this prospectus by reference from Millipore Corporation’s Current Report on Form 8-K/A filed August 8, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Where You Can Find More Information

In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information that we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding registrants (including us) that file electronically with the SEC (www.sec.gov).

We have agreed that if, at any time that the notes are “restricted securities” within the meaning of the Securities Act and we are not subject to the information reporting requirements of the Exchange Act, we will furnish to holders of the notes and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC automatically will update and supersede earlier information in or incorporated by reference in this prospectus.

We incorporate by reference the documents listed below (including each of the exhibits referenced therein) and any documents that we file with the SEC under Section 13(c) or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the notes (other than filings or portions of filings that are furnished, under applicable SEC rules, rather than filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended April 1, 2006;

•	Our Definitive Proxy on Schedule 14A filed on March 23, 2006;

•	Our Current Reports on Form 8-K filed on February 21, 2006, April 27, 2006 (two), June 9, 2006, June 16, 2006, June 28, 2006, July 6, 2006 and July 18, 2006 (as amended by our Form 8-K/A filed on August 8, 2006);

•	The description of our common stock set forth in response to Item 1 of our Form 8-A Registration Statement under the Securities Exchange Act of 1934, filed May 13, 1965, as most recently revised by our Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

•	All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01).

To the extent there are inconsistencies between the information contained in this prospectus and the information contained in the documents incorporated by reference as of the date hereof, the information in this prospectus shall be deemed to supersede the information in such incorporated documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus m or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Statements contained in this prospectus or in any document incorporated by reference into this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all respects by such reference.

Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Millipore Corporation by mail at Millipore Corporation, 290 Concord Road, Billerica, Massachusetts 01821, or by telephone at (978) 715-4321.

This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have any of the selling stockholders authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Distribution

The aggregate estimated expenses to be paid by the Registrant in connection with this offering are as follows:

SEC Registration Fee	$60,455
Legal Fees and Expenses*	50,000
Accounting Fees and Expenses*	25,000
Miscellaneous*	4,545

Total Expenses	$140,000

*	Estimated

Item 15. Indemnification of Directors and Officers

Section 8.5 et seq of Chapter 156D of the Massachusetts General Laws provides that a corporation may, by its articles of organization or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, indemnify a director or officer against liability if the individual conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation, or that his conduct was at least not opposed to the best interests of the corporation or, in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The corporation may, before final disposition of a proceeding, advance to a director or officer to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a “proceeding” (a term defined by the statute). A corporation may also purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation against liability asserted against or incurred by such director or officer in his capacity as such.

As permitted by Section 8.5 et seq of the Massachusetts Business Corporation Act, Section 9 of the Registrant’s By Laws provides that the Registrant shall, to the maximum extent permitted from time to time under the law of the Commonwealth of Massachusetts, indemnify and upon request advance expenses to any person (including such person’s heirs, executors and administrators) who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, by reason of the fact that such person is or was or has agreed to be a director or officer of the Registrant or while a director or officer is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Registrant to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or shareholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of Section 9 of the Amended and Restated By-laws of the Registrant shall not adversely affect any right or protection of a director or officer of the Registrant with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Section 2.02(b)(4) of chapter 156D of the Massachusetts Business Corporation Act provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving

(i) a breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) improper distributions under Section 6.40 and (iv) transactions from which the director derived an improper personal benefit. Article 6(c) of the Registrant’s Restated Articles of Organization includes a provision, in accordance with Massachusetts law that eliminates the ability of the Registrant or its stockholders to recover monetary damages from a director for certain breaches of fiduciary duty as a director except for (i) any breach of the duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase or making loans which are illegal under certain provisions of the Massachusetts Law, or (iv) any transaction from which the director derived an improper personal benefit. Article 6(c) does not eliminate the liability of a director for any act or omission occurring prior to the date on which Article 6(c) became effective. No amendment to or repeal of Article 6(c) applies to or has any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. The Registrant also maintains policies that insure its directors and officers against certain liabilities.

Item 16. Exhibits

Reg. S-K Item 601(b) Reference	Document Incorporated	Referenced Document on file with the Commission
4.1	Specimen Stock Certificate for Common Stock	Filed herewith

4.2	Indenture, dated as of June 13, 2006, among Millipore Corporation, Wilmington Trust Company, as trustee, and Citibank, N.A., as securities agent, including the form of 3.75% convertible senior note due 2026	Form 8-K filed June 16, 2006, File No. 001-09781

4.3	Registration Rights Agreement dated as of June 13, 2006 among Millipore Corporation and the initial purchasers named therein	Form 8-K filed June 16, 2006, File No. 001-09781

5.1	Opinion of Ropes & Gray LLP	Filed herewith

10.1	Indenture, dated as of August 20, 2003, between Serologicals Corporation and The Bank of New York, as Trustee, for the 4.75% convertible senior subordinated debentures due 2033, including the form of 4.75% convertible senior subordinated debentures due 2033	Form 8-K of Serologicals Corporation filed August 21, 2003, File No. 000-26126

10.2	Amended and Restated 2005 Incentive Plan of Serologicals Corporation †	Form 8-K of Serologicals Corporation filed June 10, 2005, File No. 000-26126

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges	Filed herewith

23.1	Consent of Ropes & Gray LLP	Included in Exhibit 5.1

23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.3	Consent of Deloitte & Touche LLP	Filed herewith

24.1	Power of attorney	Included on signature page

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee under the Indenture	Filed herewith

†	Compensatory plan

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billerica, State of Massachusetts, on the 9th day of August, 2006.

MILLIPORE CORPORATION

By:	/s/ MARTIN D. MADAUS
Name:	Martin D. Madaus
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Millipore Corporation, hereby severally constitute Martin D. Madaus, Kathleen B. Allen and Jeffrey Rudin, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Millipore Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Witness our hands on the date set forth below.

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARTIN D. MADAUS Martin D. Madaus	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 9, 2006

/s/ KATHLEEN B. ALLEN Kathleen B. Allen	Vice President and Chief Financial Officer (Principal Financial Officer)	August 9, 2006

/s/ ANTHONY L. MATTACCHIONE Anthony L. Mattacchione	Vice President and Corporate Controller (Principal Accounting Officer)	August 9, 2006

/s/ DANIEL BELLUS Daniel Bellus	Director	August 9, 2006

/s/ ROBERT C. BISHOP Robert C. Bishop	Director	August 9, 2006

Signature	Title	Date

/s/ MELVIN D. BOOTH Melvin D. Booth	Director	August 9, 2006

/s/ ROLF A. CLASSON Rolf A. Classon	Director	August 9, 2006

/s/ MAUREEN A. HENDRICKS Maureen A. Hendricks	Director	August 9, 2006

/s/ MARK HOFFMAN Mark Hoffman	Director	August 9, 2006

/s/ JOHN F. RENO John F. Reno	Director	August 9, 2006

/s/ EDWARD M. SCOLNICK Edward M. Scolnick	Director	August 9, 2006

/s/ KAREN E. WELKE Karen E. Welke	Director	August 9, 2006

EXHIBIT INDEX

Reg. S-K Item 601(b) Reference	Document Incorporated	Referenced Document on file with the Commission
4.1	Specimen Stock Certificate for Common Stock	Filed herewith

4.2	Indenture, dated as of June 13, 2006, among Millipore Corporation, Wilmington Trust Company, as trustee, and Citibank, N.A., as securities agent, including the form of 3.75% convertible senior note due 2026	Form 8-K filed June 16, 2006, File No. 001-09781

4.3	Registration Rights Agreement dated as of June 13, 2006 among Millipore Corporation and the initial purchasers named therein	Form 8-K filed June 16, 2006, File No. 001-09781

5.1	Opinion of Ropes & Gray LLP	Filed herewith

10.1	Indenture, dated as of August 20, 2003, between Serologicals Corporation and The Bank of New York, as Trustee, for the 4.75% convertible senior subordinated debentures due 2033, including the form of 4.75% convertible senior subordinated debentures due 2033	Form 8-K of Serologicals Corporation filed August 21, 2003, File No. 000-26126

10.2	Amended and Restated 2005 Incentive Plan of Serologicals Corporation †	Form 8-K of Serologicals Corporation filed June 10, 2005, File No. 000-26126

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges	Filed herewith

23.1	Consent of Ropes & Gray LLP	Included in Exhibit 5.1

23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.3	Consent of Deloitte & Touche LLP	Filed herewith

24.1	Power of attorney	Included on signature page

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee under the Indenture	Filed herewith

†	Compensatory plan